File No. 33-59279




      As filed with the Securities and Exchange Commission on May 13, 1998

                         Securities and Exchange Commission
                               Washington, D.C. 20549

                    POST-EFFECTIVE AMENDMENT NO. 3 ON FORM S-2
                                        TO
                                    FORM S-1

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    DynCorp
           (Exact name of registrant as specified in its charter)

                                    Delaware
       (State or other jurisdiction of incorporation or organization)

                                     4581
           (Primary Standard Industrial Classification Code Number)

                                  36-2408747
                   (I.R.S. Employer Identification Number)

              2000 Edmund Halley Drive, Reston, Virginia 20191-3436
                              (703) 264-0330
               (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                           David L. Reichardt
                 Senior Vice President & General Counsel
                                 DynCorp
                       2000 Edmund Halley Drive
                     Reston, Virginia 20191-3436
                           (703) 264-9106

         (Name, address, including zip code and telephone number, including area code, of agent for service)

                            Copies to:

                          Robert B. Ott
                         Arnold & Porter
                     555 Twelfth Street, N.W.
                  Washington, D.C. 20004-1202
                       (202) 942-5008




                  SUBJECT TO COMPLETION, DATED __________, 1998

Information contained herein is subject to completion or amendment. A post-effective amendment to a registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the amendment to the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS
                                     DynCorp

                    11,969,313 Shares of DynCorp Common Stock
                           (Par Value $0.10 per Share)

         Of the 11,969,313 shares of DynCorp (the "Company") Common Stock, par value $0.10 per share (the "Common Stock"), originally offered by this Prospectus (the "Offering"), 45,391 shares have been offered and sold by the Company, 111,067shares have been offered and sold by officers, directors and affiliates of the Company, and 483,368 shares have been offered and sold by other current and former employees and other stockholders of the Company through the Internal Market described below. This Prospectus, as amended, relates to the offer and sale by the Company; officers, directors and affiliates of the Company; and other current and former employees and other stockholders of the Company of 4,232,337 shares, 5,476,436 shares and 1,620,714 shares, respectively. See "Securities Offered by this Prospectus." The Company will not receive any portion of the net proceeds from the sale of shares by officers, directors, affiliates or other individual employees or stockholders.

         The 4,232,337 shares of Common Stock offered by the Company (of which approximately 1,400,000 are currently treasury shares that were acquired by the Company pursuant to the Stockholders Agreement (as hereinafter defined(, through the Employee Stock Ownership Plan and in various other transactions between 1989 and 1998, and the remainder of such shares are unissued shares) are expected to be offered as follows: (i) up to 850,000 shares may be issued and delivered by the Company to a trustee for the benefit of employees under the DynCorp Savings and Retirement Plan; (ii) up to 100,000 shares may be issued and delivered by the Company to employees under the DynCorp Employee Stock Purchase Plan; (iii) up to 1,178,800 shares may be issued upon the exercise of options granted and available to be granted to employees under the DynCorp 1995 Non-Qualified Stock Option Plan; (iv) up to 278,754 shares may be issued and delivered to employees under the DynCorp Executive Incentive Plan and (v) up to 1,824,783 shares may be offered and sold by the Company to current and future employees and directors through one or more of the employee benefit plans listed above. The actual number of shares offered and sold by the Company under each category may be less than the indicated number, but will not exceed the maximum for such category. See "Securities Offered by this Prospectus" and "Employee Benefit Plans."

         All of the shares offered by this Prospectus may be offered and sold on a limited trading market (the "Internal Market") established by the Company's wholly owned subsidiary, DynEx, Inc. The Internal Market was established and is managed by DynEx, Inc., in order to provide employees, directors and other stockholders of the Company the opportunity to buy and sell shares of Common Stock. The Internal Market generally permits individual stockholders and benefit plans to buy and sell shares of Common Stock on four predetermined days each year (each a "Trade Date"). All offers and sales on the Internal Market by officers, directors, employees, affiliates and other stockholders of the Company may, for purposes of the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), be attributed to the Company. The Company may also sell (through one or more of its employee benefit plans) or buy shares of Common Stock on the Internal Market for its own account, but will do so only to address imbalances between the number of shares offered for sale and bid for purchase by stockholders on any particular Trade Date. The Company will not be both a buyer and a seller on the Internal Market on the same Trade Date. The purchases and sales of shares on the Internal Market are carried out by Buck Investment Services, Inc. ("Buck"), a registered broker-dealer, upon instructions from the respective buyers and sellers. All stockholders (other than the Company and its benefit plans) will pay a commission to Buck equal to 2% of the proceeds from the sale of any shares of Common Stock sold by them on the Internal Market, half of which will be paid to DynEx, Inc. to defray the costs of maintaining the Internal Market. See "Market Information -- The Internal Market."

         See "Risk Factors" on pages 5 through 9 for information concerning certain factors that should be considered by prospective investors.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION; NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The  date  of  this   Prospectus   is _______, 1998.





         There is no public market for the Common Stock, and it is not currently anticipated that such a market will develop. If the Internal Market does not give a stockholder a ready means for selling shares, and the stockholder is otherwise unable to locate a buyer for his or her shares of Common Stock, the stockholder could effectively be subject to a total loss of investment.
See "Market Information -- The Internal Market."

         All of the shares of Common Stock offered by this Prospectus will be subject to certain restrictions (including restrictions on their transferability) set forth in the Company's By-Laws (the "By-Laws") and may be subject to other contingencies. Shares purchased on the Internal Market will be subject to contractual transfer restrictions having the same effect as those contained in the By-Laws. See "Description of Capital Stock -- Restrictions on Common Stock."

         The purchase price (the "Formula Price") of the shares of Common Stock offered by this Prospectus will be determined pursuant to the formula and valuation process described below. The Formula Price per share of Common Stock is the product of seven times the operating cash flow ("CF") where operating cash flow is represented by earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Company for the four fiscal quarters immediately preceding the date on which a price revision is to occur and the market factor (the "Market Factor" or "MF"), plus the non-operating assets at disposition value (net of disposition costs) ("NOA"), minus the sum of interest-bearing debt adjusted to market and other outstanding securities senior to Common Stock ("IBD") divided by the number of shares of Common Stock outstanding at the date on which a price revision is made, on a fully diluted basis assuming exercise of all outstanding options and warrants ("ESO"). The Market Factor is a numerical factor which reflects existing securities market conditions relevant to the valuation of such stock. The Formula Price of the Common Stock, expressed as an equation (the "Formula"), is as follows:

              Formula Price     =       [(CF x 7)MF + NOA - IBD]
                                                  ESO

         The Formula Price, including the Market Factor, is reviewed by the Board of Directors on a quarterly basis, in preparation for Internal Market Trade Dates. The Market Factor is reviewed by the Board in conjunction with an appraisal that is prepared by an independent appraisal firm for the committee administering the ESOP. The Board of Directors believes that the valuation process results in a stock price that reasonably reflects the value of the Company on a per share basis. See "Market Information -- Determination of Purchase Price."

                              AVAILABLE INFORMATION

         The Company has filed, with the Securities and Exchange Commission (the "Commission"), Post-Effective Amendment No. 3 on Form S-2 to its Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered by this Prospectus, see the Registration Statement, including listed exhibits and financial statements, notes and schedules referred to in the Registration Statement.

         The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and it files reports and other information with the Commission as required by the Exchange Act. Such reports, proxy and information statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and are also available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR") are publicly available through the Commission's home page on the Internet at htpp://www.sec.gov.

                  CERTAIN INFORMATION INCORPORATED BY REFERENCE

         The following documents filed with the Commission by the Company pursuant to the Exchange Act are made a part of this Prospectus:

               Annual Report of the Company on Form 10-K for the year ended December 31, 1997, filed March 31, 1998.

         This Prospectus is accompanied by a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, without exhibits (the "Annual Report"). The Company will provide a copy of any document incorporated by reference into this Prospectus, without exhibits (unless such exhibits are incorporated by reference into such documents), without charge, to any person, including a beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request. Requests for such copies should be directed to: H. Montgomery Hougen, Vice President and Secretary, DynCorp, 2000 Edmund Halley Drive, Reston, Virginia 20191, telephone: (703) 264-9112.

         This Prospectus includes or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are identified by the use of forward-looking words or phrases including, but not limited to, "intended," "will be positioned," "expects," "expected," "anticipates," and "anticipated." These forward-looking statements are based on the Company's current expectations. All statements other than statements of historical facts included in this Prospectus or incorporated by reference therein, including those regarding the Company's financial position, business strategy, projected costs and plans and objectives of management for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed under "Risk Factors," and elsewhere in this Prospectus or incorporated by reference therein including, without limitation, in conjunction with the forward-looking statements included in this Prospectus. These forward-looking statements represent the Company's judgment as of the date of this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by the Cautionary Statements. The Company does not, however, claim any intent or obligation to update its forward-looking statements.

                                   THE COMPANY

         DynCorp is a leading provider of diversified management, technical and professional services to a wide range of government customers. The Company's principal markets are information management services, software development and system integration and analysis; facilities management; and aviation maintenance and specialized support services. The Company is one of the foremost providers of services to the U.S. Government. Current customers include the Department of Defense, the Department of Energy, the National Aeronautics and Space Administration, the Department of State, the Department of Justice and various other U.S. Government agencies. The Company has over 250 contracts that employ approximately 16,100 employees throughout the United States and in several foreign countries.

         The Company was incorporated in Delaware in 1946. The address of the Company's principal executive offices is 2000 Edmund Halley Drive, Reston, Virginia 20191-3436, telephone (703) 264-0330.

                                  RISK FACTORS

         Prior to purchasing the Common Stock offered by this Prospectus, purchasers should carefully consider all of the information contained in and incorporated by reference to this Prospectus and in particular should carefully consider the following factors.

Substantial Leverage and Ability to Service and Refinance Debt

         The Company is highly leveraged. As of December 31, 1997, the Company's indebtedness was $162.7 million, net of discount of $0.5 million, (including issued but undrawn letters of credit of $10.0 million and excluding unused commitments available for borrowing of $65.0 million) and its Stockholders' Equity was negative $2.8 million. Earnings for the years ended December 31, 1995, 1994 and 1993 were insufficient to cover fixed charges by approximately $4.5 million, $3.1 million, and $3.7 million, respectively. For the years ended December 31, 1997 and 1996, earnings were greater than fixed charges by ratios of 1.5 : 1.0 and 2.0 : 1.0, respectively. Subject to the restrictions in its existing financing agreements, the Company may incur additional indebtedness from time to time to finance acquisitions, working capital or capital expenditures or for other purposes.

         The level of the Company's indebtedness could have important consequences, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited and, if additional borrowings can be made, they may not be on terms favorable to the Company and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally.

         The Company's ability to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond its control. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. If the Company is unable to repay its debt as it becomes due, the stockholders could lose some or all of their investment.

Restrictions Imposed by Terms of the Company's Indebtedness

         The terms of the Company's indebtedness restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, sell certain asset, enter into some kinds of transactions with affiliates, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with another company or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company.

         In addition, the agreements relating to the Company's senior subordinated notes (the "Senior Subordinated Notes"), accounts receivable securitization facility (the "New Securitization Facility") and revolving credit facility (the "Revolving Credit Facility") contain other restrictive covenants. A breach of any of these covenants could result in a default under the Senior Subordinated Notes, the New Securitization Facility and the Revolving Credit Facility. Upon the occurrence of an event of default under the Senior
Subordinated Notes, the New Securitization Facility or the Revolving Credit Facility, the lenders could elect to declare all amounts outstanding, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, such lenders could proceed against the collateral granted to them to secure that indebtedness, which indebtedness currently is secured by substantially all of the assets of the Company. If the lenders under the Senior Subordinated Notes, the New Securitization Facility or the Revolving Credit Facility accelerate the payment of such indebtedness, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and other indebtedness of the Company.

         Unless the consolidated debt coverage ratio (as defined in the indenture relating to the Senior Subordinated Notes) after giving effect to newly incurred indebtedness, remains at least 2.0 : 1.0, the Company could not make certain types of additional investments or incur additional indebtedness outside the ordinary course of business. As of December 31, 1997, the consolidated debt coverage ratio exceeded 2.0 : 1.0.

         Under the terms of the New Securitization Facility, if the interest coverage ratio (as defined in the related documents) falls below 1.1 : 1.0, or if scheduled principal payments on the Company's other indebtedness exceed $40.0 million during the 24-month period, or $20.0 million during the 12-month period, preceding the scheduled maturity of the Facility, the Company's ability to obtain funding through the Facility will be suspended, and the Company's wholly owned financing subsidiary, Dyn Funding Corporation ("DFC") would be unable to convert the Company's accounts receivable into cash prior to actual collection thereof. As of December 31, 1997, the interest coverage ratio was approximately
2.6 : 1.0. Further, if the collateral value of the receivables and cash held by DFC falls below the amount of outstanding borrowings under the facilities, and the Company fails to provide sufficient receivables or cash to increase the collateral value to such amount, the Company's ability to obtain funding through the facilities will be suspended or terminated, and collections on receivables will be used to repay all or part of the amounts outstanding under the facilities. The suspension or termination of the Company's ability to obtain funding through the facilities and the use of collections to repay borrowings under the facilities would result in additional demands on the Company's cash resources.

Past Net Losses

         The Company reported net earnings of $7.4 million, $14.6 million and $2.4 million for the years ended December 31, 1997, 1996 and 1995, respectively, and net losses for the years ended December 31, 1994 and 1993, of $12.8 million and $13.4 million, respectively. In the future, there can be no assurance that profitable operations will be sustained.

Dependence on U.S. Government Contracts

         The Company derived 97%, 97% and 95% of its revenues for the years ended December 31, 1997, 1996 and 1995 from contracts and subcontracts with the U.S. Government ("Government Contracts"). Contracts with the DoD represented 45%, 50% and 51% of the Company's revenues for the years ended December 31, 1997, 1996 and 1995, respectively. Continuation and renewal of the Company's existing Government Contracts and the acquisition by the Company of additional Government Contracts is contingent upon, among other things, the availability of adequate funding for various U.S. Government agencies. A further significant decline in U.S. military expenditures, particularly in the operations and maintenance portion of the defense budget, or a reapportioning of such expenditures reducing the operations and maintenance segment, might materially and adversely affect the Company's revenues and earnings. The loss or significant curtailment of the Company's material Government Contracts would materially and adversely affect the Company's future revenues and earnings.

Possible Termination of Government Contracts

         Typically, a Government Contract has an initial term of one year combined with two, three or four one-year renewal periods, exercisable at the discretion of the Government. The Government is not obligated to exercise its option to renew a Government Contract. At the time of completion of a Government Contract, the contract is "recompeted" against all eligible third-party providers. Contracts between the Company and the U.S. Government or its prime contractors also contain standard provisions for termination at the convenience of the Government or such prime contractors. There can be no assurance that terminations will not occur, and such terminations could adversely affect the Company's business and prospects.

No Assurance of Revenues under Indefinite Quantity Contracts

         Many Government Contracts, particularly those involving information technology, are indefinite delivery, indefinite quantity ("IDIQ") contracts. An agency awards an IDIQ contract to one or more contractors, but the award does not represent any firm orders for services. Instead the contractor(s) may then identify specific projects and propose to perform the service for a potential customer covered by the IDIQ contract, and the customer may or may not decide to order the services. Thus, having such a contract does not assure that any revenues will be generated.

Risks Associated with Costs of Performance

         The Company's Government Contract services are provided through three types of contracts: fixed-price, time-and-materials and cost-reimbursement. The Company assumes financial risk on fixed-price contracts and time-and-materials contracts, because the Company assumes the risk of performing those contracts at the stipulated prices or negotiated hourly rates. The failure to accurately estimate ultimate costs or to control costs during performance of the work could result in losses or smaller-than-anticipated profits. With cost-reimbursement contracts, so long as actual costs incurred are within the contract ceiling and allowable under the terms of the contract, the Company is entitled to reimbursement of the costs plus a stipulated profit.

         The Company is aware of various costs believed to be payable under contracts but questioned by the Government, but it cannot determine the outcome of the audit findings at this time. In addition, the Company is occasionally the subject of investigations by the Department of Justice and other investigative organizations, resulting from employee and other allegations regarding business practices. In management's opinion, there are no outstanding issues of this nature at March 31, 1998 that will have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

         Government Contract payments received by the Company for allowable direct and indirect costs are subject to adjustment after audit by Government auditors and repayment to the Government, if the payments exceed allowable costs as defined in such Government Contracts. Audits have been completed on the Company's incurred contract costs through 1986 and are continuing for subsequent periods. The Company has included an allowance for excess billings and contract losses in its financial statements which it believes is adequate, based on its interpretation of contracting regulations and past experience. There can be no assurance, however, that this allowance will be adequate.

Potential for Suspension or Debarment

         As a U.S. Government contractor, the Company is subject to federal regulations under which its right to receive future awards of new Government Contracts, or extensions of existing Government Contracts, may be unilaterally suspended or barred, if the Company should be convicted of a crime or be indicted based on allegations of a violation of certain specific federal statutes or other activities. The initiation of suspension or debarment hearings against the Company or any of its affiliated entities could have a material adverse impact upon the Company's business and prospects.

Potential for Adverse Judgments in Legal Proceedings

         The Company and its subsidiaries and affiliates are involved in various claims and lawsuits, including contract disputes and claims based on allegations of negligence and other tortious conduct. The Company is also potentially liable for certain personal injury, tax, environmental and contract dispute issues related to the prior operations of divested businesses. In most cases, the Company and its subsidiaries have denied, or believe they have a basis to deny, liability, and in some cases have offsetting claims against the plaintiffs, third parties or insurance carriers. The total amount of damages currently claimed by the plaintiffs in these cases is estimated to be approximately $101.0 million (including compensatory punitive damages and penalties). The Company believes that the amount that will actually be recovered in these cases will be substantially less than the amount claimed. After taking into account available insurance, the Company believes it is adequately reserved with respect to the potential liability for such claims. The estimates set forth above do not reflect claims that may have been incurred but have not yet been filed. The Company has recorded such damages and penalties that are considered to be probable recoveries against the Company or its subsidiaries. It is possible that the level of filings will increase more than management has anticipated, increasing such exposures, and no upper limit of exposure can be reasonably estimated.

Competition

         The markets which the Company serves are highly competitive. In each of its businesses, the Company's competition is quite fragmented, with no single competitor holding a significant market position. The Company experiences vigorous competition from industrial firms, university laboratories and nonprofit institutions. Some of the Company's competitors are large, diversified firms with substantially greater financial resources and larger technical staffs than the Company has available to it. Government agencies also compete with the Company, because they can utilize internal resources to perform certain types of services that might otherwise be performed by the Company. A majority of the Company's revenues are derived from contracts with the U.S. Government and its prime contractors, and such contracts are awarded on the basis of negotiations or competitive bids where price is a significant factor.

Company May Be Obligated to Repurchase Shares of Certain ESOP Participants

         In the event that a participant in the ESOP receives a distribution of Common Stock from the ESOP, the ESOP, or the Company under certain circumstances, is obligated to repurchase such shares until such time as the Common Stock becomes readily tradable stock. To the extent that the Company repurchases those shares, its availability of cash will be adversely affected. The Company has the right under both the ESOP and applicable law to defer indefinitely the repurchase of any shares if payment to the stockholders would impair the capital of the Company. See "Employee Benefit Plans -- Employee Stock Ownership Plan -- Distributions and Withdrawals."

No Payment of Cash Dividends

         The Company has not paid a cash dividend since 1986. The Company does not have a policy for the payment of regular dividends. Any payment of dividends in the future will be subject to the discretion of the Board of Directors of the Company and may be subject to restrictions imposed by financing arrangements and by legal and regulatory restrictions.

Absence of a Public Market

         There is no current public market for the Common Stock, and it is not currently anticipated that such a market will develop in the future. There can be no assurance that the purchasers of Common Stock in this Offering will be able to resell their shares through the Internal Market should they decide to do so. To the extent that the Internal Market does not provide sufficient liquidity for a stockholder, and the stockholder is otherwise unable to locate a buyer for his or her shares, the stockholder could effectively be subject to a total loss of investment. Accordingly, the purchase of Common Stock is suitable only for persons who have no need for liquidity in this investment and who can afford a total loss of investment. See "Market Information -- The Internal Market."

Right of First Refusal

         All shares of Common Stock offered by this Prospectus will be subject to the Company's right of first refusal to purchase such shares before they may be offered to third parties (other than on the Internal Market). Shares of Common Stock purchased on the Internal Market will be subject to contractual transfer restrictions having the same effect as those contained in the By-Laws. See "Description of Capital Stock -- Restrictions on Common Stock."

Offering Price Determined by Formula, Not Market Forces

         The offering price is, and subsequent offering prices will be, determined by means of the Formula set forth on the cover page of this Prospectus. The Formula takes into consideration the Company's financial performance, the market valuation of comparable companies and the limited liquidity of the Common Stock, as determined by the Board of Directors based on an independent appraisal. The Formula is subject to change by the Board of Directors in its sole discretion. See "Market Information -- Determination of Purchase Price."

Parties to Stockholders Agreement Effectively Control Appointments to the Board of Directors

         Certain individuals in the management group of the Company, Capricorn Investors, L.P. ("Capricorn") and other outside investors who hold shares of Common Stock are parties to a Stockholders Agreement originally dated March 11, 1988 and restated March 11, 1994 (the "Stockholders Agreement"). Under the terms of the Stockholders Agreement, stockholders who own approximately 32% of the fully diluted outstanding shares of Common Stock have agreed, among other things, to vote for the election of a Board of Directors consisting of four management group nominees, four Capricorn nominees and a joint nominee who would be elected if needed to break a tie vote. Effective January 23, 1997, Capricorn waived its prior right to nominate members to the Board of Directors, but not its obligations to vote in accordance with the Stockholders Agreement. Because the management group stockholders, directly and through ESOP holdings, and Capricorn represent a large portion of the shares of Common Stock necessary to elect the Company's Board of Directors, other stockholders acting in concert or otherwise are not likely be able to change the composition of the Board of Directors. Unless extended, the Stockholder's Agreement expires on March 10, 1999. See "Description of Capital Stock -- Stockholders Agreement."

Anti-Takeover Effects

         The combined effects of management's and Capricorn's collective ownership of a substantial portion of the outstanding shares of Common Stock, the voting provisions of the Stockholders Agreement and the Company's right of first refusal may discourage, delay or prevent attempts to acquire control of the Company that are not negotiated with the Company's Board of Directors. These may, individually or collectively, have the effect of discouraging takeover attempts that some stockholders might deem to be in their best interests, including tender offers in which stockholders might receive a premium for their shares over the Formula Price available on the Internal Market, as well as making it more difficult for individual stockholders or a group of stockholders to elect directors. See "Description of Capital Stock."

Dilution

         Because the net tangible book value of the Company on December 31, 1997 was a negative $115.5 million or ($15.73) per share, which is substantially less than the current Formula Price of $21.00, purchasers of Common Stock in the Offering will realize immediate and substantial dilution of $36.73 per share (175%), or $35.35 per share (168%) assuming conversion of all outstanding warrants and options, and the issuance of all restricted stock shares. The amount of dilution may vary, depending on the Formula Price.

                      SECURITIES OFFERED BY THIS PROSPECTUS

Common Stock Offered by the Company

         The shares of Common Stock offered by the Company may be offered through the Internal Market or directly or contingently to current and future employees and directors of the Company and to trustees or agents for the benefit of employees under the Company's employee benefit plans described below.

Direct and Contingent Sales to Employees and Directors

         The Company believes that its success is dependent upon the abilities of its employees and directors. Since 1988, the Company, therefore, has pursued a policy of offering such persons an opportunity to make an equity investment in the Company as an inducement to such persons to become or remain employed by or affiliated with the Company. At the discretion of the Board of Directors or the Compensation Committee of the Board of Directors (the "Compensation Committee"), and subject to applicable state securities laws, employees and directors may be offered an opportunity to purchase a specified number of shares of Common Stock offered by this Prospectus. All such direct and contingent sales to employees and directors will be effected through the Internal Market or the employee benefit plans described below and may be attributable to the Company. Pursuant to the By-Laws, all shares of Common Stock offered by the Company after May 11, 1995, directly or contingently, to its employees or directors and all shares of Common Stock purchased on the Internal Market are subject to a right of first refusal. See "Description of Capital Stock -- Restrictions on Common Stock."

Equity Target Ownership Policy

         The Company has adopted an Equity Target Ownership Policy (the "ETOP"), under which certain highly paid employees of the Company are encouraged over a period of seven years to invest specified multiples of their annual salaries in shares of the Common Stock. Under the ETOP, corporate officers, presidents and vice presidents of strategic business units and other participants in the Executive Incentive Plan are encouraged to invest an amount related to their annual salary rate in shares of Common Stock as follows:

   Base salary rate of:                         recommended value of holdings:
    $300,000 or more                                 3.0 times base salary
    $200,000 to $299,999                             2.5 times base salary
    $100,000 to $199,999                             1.5 times base salary
    less than $100,000                               0.75 times base salary

Investments under any of the employee benefit plans described below, as well as any other holdings, including securities held prior to adoption of the ETOP, will qualify for purposes of the ETOP. As an additional incentive to compliance with the ETOP, individuals who are subject to the ETOP and directly purchase 1,000 shares of Common Stock or more on the Internal Market on a single Trade Date are paid a special bonus by the Company equal to 7 1/2% of the purchase price.

Savings and Retirement Plan

         The Company maintains a Savings and Retirement Plan (the "SARP"), which is intended to be qualified under Sections 401(a) and (k) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, all employees are eligible to participate, except for employees of divisions or other units designated as ineligible, such as units which are subject to the terms of collective bargaining agreements, participate in other, site-specific benefit plans or are located in foreign countries. The SARP permits a participant to elect to defer, for federal income tax purposes, a portion of his or her annual compensation and to have such amount contributed directly by the Company to the deferred fund of the SARP for his or her benefit. The Company may, but is not obligated to, make a matching contribution to the SARP's trust for the benefit of those participants who have elected to defer a portion of their compensation for investment in shares of Common Stock. The amount of any matching contribution is determined periodically by the Company's Board of Directors based on the aggregate amounts deferred by participants. The SARP currently provides for a Company matching contribution, in cash (to be used to purchase Common Stock on the Internal Market) or in shares of Common Stock, of 100% of the first one percent of compensation invested in a Company Common Stock fund by a participant and 25% of the next four percent of compensation so invested. The Company may also make additional contributions to the SARP deferred fund in order to comply with Section 401(k) of the Code. Each participant is vested at all times in 100% of his or her personal contributions to the deferred fund accounts. Company contributions vest 100% after one year of service. Benefits are payable to a participant within certain specified time periods following such participant's retirement, permanent disability, death or other termination of employment. Pursuant to the By-Laws, shares of Common Stock distributed to a participant under the SARP are subject to the Company's right of first refusal. See "Employee Benefit Plans -- Savings and Retirement Plan" and "Description of Capital Stock -- Restrictions on Common Stock."

Employee Stock Purchase Plan

         The Company has established an Employee Stock Purchase Plan (the "ESPP") for the benefit of substantially all its employees. The ESPP provides for the purchase of Common Stock through payroll deductions by participating employees. The ESPP is intended to qualify as a stock purchase plan under
Section 423(b) of the Code. Participants designate a certain amount to be withheld from their regular pay for the purchase of Common Stock, and the Company contributes an additional 5% of that amount in the form of cash or shares of Common Stock for each participant. Purchases on behalf of participating employees are made through the Internal Market. All shares purchased pursuant to the ESPP are credited to the participant's account promptly following the Internal Market trade day on which they were purchased and, pursuant to the By-Laws, are subject to the Company's right of first refusal. See "Employee Benefit Plans -- Employee Stock Purchase Plan" and "Description of Capital Stock -- Restrictions on Common Stock."

1995 Stock Option Plan

         Pursuant to the Company's 1995 Non-Qualified Stock Option Plan (the "1995 Option Plan"), the Company may grant stock options to certain of its employees and directors. Stock options under the 1995 Option Plan may be granted contingent, for example, upon an employee obtaining a certain level of contract awards for the Company within a specified period, upon the satisfaction of other performance criteria or a requirement that such individual also purchase a specified number of shares of Common Stock on the Internal Market at the Formula Price. As of April 3, 1998, 21,200 stock options have been exercised and 995,400 are outstanding. Pursuant to the By-Laws, all shares of Common Stock issued upon the exercise of such stock options will be subject to the Company's right of first refusal. See "Employee Benefit Plans -- 1995 Stock Option Plan" and "Description of Capital Stock -- Restrictions on Common Stock."

Executive Incentive Plan

         The Company's Executive Incentive Plan (the "EIP") provides for the payment of annual bonuses to certain officers and management/executive employees and provides for payment of up to 20% of the bonuses in the form of shares of Common Stock, valued at the then current Formula Price. The shares of Common Stock are distributed following each fiscal year. As of April 15, 1998, 21,246 shares have been distributed under the EIP. Pursuant to the By-Laws, all shares of Common Stock awarded pursuant to the EIP will be subject to the Company's right of first refusal. See "Employee Benefit Plans -- Executive Incentive Plan" and "Description of Capital Stock -- Restrictions on Common Stock."

Employee Stock Ownership Plan

         The ESOP is a stock bonus plan intended to be qualified under Section 401(a) of the Code. Generally, all employees participate in the ESOP, except employees of groups or units designated as ineligible. Interests of participants in the ESOP vest in accordance with a four-year vesting schedule. Benefits are normally allocated to a participant in shares of Common Stock and are distributable within certain specified time periods following such participant's retirement, permanent disability, death or other termination of employment. Upon distribution, the participant is entitled to a statutory "put option" at two separate times, whereby the ESOP, or the Company if the ESOP does not do so, is obligated to purchase the shares at the fair market value of the Common Stock, as determined upon advice from the ESOP's appraisers (the "ESOP Share Price"). In the event the participant declines to exercise the put option, such shares of Common Stock may be sold by the participant on the Internal Market, subject to the restrictions and limitations of the Internal Market. The ESOP Share Price is not determined by the Formula, and amounts paid to participants at the time of distribution may be different from amounts paid to sellers on the Internal Market. See "Market Information -- The Internal Market." The amount of the Company's annual contribution to the ESOP is determined by, and within the discretion of, the Board of Directors and may be in the form of cash or Common Stock. Pursuant to the ESOP plan document, any shares of Common Stock distributed out of the ESOP will be subject to a right of first refusal on behalf of the ESOP and the Company. See "Employee Benefit Plans -- Employee Stock Ownership Plan -- Distributions and Withdrawals."

Common Stock Offered by Officers, Directors and Affiliates

         This Prospectus originally related to the offer and sale of up to 5,810,308 shares by certain officers, directors and affiliates of the Company. Such persons may, from time to time, sell shares of the Common Stock being offered by this Prospectus on the Internal Market or otherwise. The total aggregate shares remaining available for offer and sale by officers, directors and affiliates under this Prospectus as of April 3, 1998, is 5,476,436 shares. While the Company originally registered all shares owned by its officers, directors and affiliates on a fully diluted basis, including unvested options, the Company does not know whether some, none or all of such shares will be so offered or sold. However, the Company believes that the ETOP acts as a disincentive to some officers and other affiliates to sell their Common Stock at this time. The officers, directors and affiliates will not be treated more favorably than other stockholders participating as sellers on the Internal Market and, like all other stockholders selling shares on the Internal Market (other than the Company and its benefit plans), will pay Buck, the Company's designated broker-dealer, a commission equal to two percent of the proceeds from their sales. See "Market Information -- The Internal Market."

         The following table sets forth information as of April 3, 1998 with respect to the number of shares of Common Stock owned directly or indirectly by each of the officers, directors and affiliates (including shares issuable upon the exercise of outstanding options and warrants, shares issuable as a result of expiration of deferrals or otherwise under the former Restricted Stock Plan and shares allocated to such person's accounts under the Company's employee benefit plans) and their respective percentages of ownership of equity on a fully diluted basis. Each of the persons (other than Capricorn, which is an affiliate by reason of its ownership of more than 10% of the Company's equity as well as an entity under the control of Mr. Winokur) is a director and/or officer of the Company. Except as indicated below, all the shares are owned of record or beneficially. The table also reflects the relative ownership of such persons in the event of, and after, their individual sales of all the registered shares owned by them in this Offering.
                                                  Percent   Number of
                                                 Ownership  Shares      Percent
                                                 of Fully  Remaining   Ownership
                                     Number of   Diluted   After Sale After Sale
                                      Shares     Equity(1)  of All     of All
                                    Beneficially  Before   Covered     Covered
Name and Title of Beneficial Owner    Owned (1)  Offering   Shares      Shares
----------------------------------------------------- --------------- ----------
D. R. Bannister, Chairman of the Board   500,017   4.29%          0        *
   & Director
T. E. Blanchard, Director                183,100   1.58%          0        *
R. E. Dougherty, Director                  4,000     *            0        *
P. G. Kaminski, Director                   5,000     *            0        *
P. V. Lombardi, President & Chief        158,553   1.36%          0        *
   Executive Officer
D. C. Mecum II, Director                   5,000     *            0        *
D. L. Reichardt, Senior Vice President   162,754   1.40%          0        *
    & General Counsel & Director
Capricorn/H. S. Winokur, Jr., Director 1,231,952  10.56%          0        *
R. B. Alleger, Jr., Vice President        31,919     *            0        *
J. J. Fitzgerald, Vice President &        11,172     *            0        *
    Controller
P. C. FitzPatrick, Senior Vice President 104,280     *            0        *
    & Chief Financial Officer
P. T. Graham, Vice President & Treasurer   6,381     *            0        *
H. M. Hougen, Vice President & Secretary  34,419     *            0        *
R. P. Kerr, Senior Vice President         30,000     *            0        *
M. S. Mandell, Vice President             49,249     *            0        *
C. H. McNair, Jr., Vice President         60,030     *            0        *
R. Morrel, Vice President                 23,602     *            0        *
H. H. Philcox, Vice President             45,873     *            0        *
R. E. Stephenson, Vice President           5,762     *            0        *
R. G. Wilson, Vice President &            28,155     *            0        *
   General Auditor
                  Total                2,681,219  22.98%          0        *
-----------------------
          *       Indicates less than one percent
          (1) Includes shares issuable upon the exercise of outstanding warrants, shares issuable as a result of expiration of deferrals under the former Restricted Stock Plan, exercise of all outstanding options whether or not vested, and shares allocated to such person's accounts under the Company's employee benefit plans.

                               MARKET INFORMATION

The Internal Market

         In 1988, following a decision by the Company's Board of Directors to consider offers for the purchase of the Company, the Company became privately owned through a leveraged buy-out (the "LBO") involving its management group. Public trading of the Company's Common Stock ceased, and the new management installed the ESOP as the Company's principal retirement benefit. Approximately 30,400 current and former employees are now beneficial owners of the Common Stock through the ESOP, representing approximately 72.1% of the shares of Common Stock outstanding on April 3, 1998 and approximately 62.4% of the Company's Common Stock on a fully diluted basis.

         Following the LBO, the management stockholders, Capricorn and certain other investors relied on the Stockholders Agreement as a means of restricting the distribution and permitting limited sales of Common Stock. The Stockholders Agreement contains various provisions for the annual offering of shares of Common Stock owned by retiring and terminated management stockholders, first to other management stockholders, Capricorn and certain other investors and then to the Company as purchaser of last resort. On May 10, 1995, the Board of Directors approved the establishment of the Internal Market as a means of trading Common Stock on a regular basis to replace the resale procedures of the Stockholders Agreement.

         The Internal Market generally permits all stockholders to sell shares of Common Stock on one Trade Date each calendar quarter, subject to purchase demand. All sales of Common Stock on the Internal Market are made to active employees and directors of the Company and the trustees of the SARP and the ESOP and the administrator of the ESPP, who may purchase shares of Common Stock for their respective trusts and plans (collectively "Authorized Buyers"), to the extent permitted under applicable state securities laws. Limitations on the number of shares that an individual can purchase directly may be imposed where there are more buy orders than sell orders on a particular Trade Date.

         The Internal Market was established and is managed by the Company's wholly owned subsidiary, DynEx, Inc. The purchase and sale of shares on the Internal Market are carried out by Buck, a registered broker-dealer, upon instructions from the respective buyers and sellers. Following determination of the applicable Formula Price for use on the next Trade Date, and at least fifteen days prior to such trade date, Buck advises the stockholders of record by mail as to the amount of the Formula Price and the Trade Date, inquiring whether such stockholders wish to sell shares on the Internal Market and advising them, if they do so, how to deliver written sell orders and stock certificates (which must be received by Buck at least two days prior to such Trade Date) to facilitate such sale. Such information is also provided through the Company's internal communications systems to participants in the various benefit plans.

         The Company may, but is not obligated to, purchase shares of Common Stock on the Internal Market on any Trade Date, but only if and to the extent that the number of shares offered for sale by stockholders exceeds the number of shares sought to be purchased by Authorized Buyers and the Company, in its discretion, determines to make such purchases. If the number of shares sought to be purchased exceeds the number offered for sale, the Company may, but again is not obligated to, sell sufficient shares to make up such shortfall. The Company will only enter the Internal Market to correct such imbalance, and it cannot be both a buyer and a seller on the same Trade Date.

         If the aggregate number of shares offered for sale on the Internal Market is greater than the aggregate number of shares sought to be purchased by Authorized Buyers and the Company, offers to sell up to the first 500 shares offered by any seller will be accepted first. If, however, there are insufficient purchase orders to support the primary allocation of 500 shares of Common Stock, then the purchase orders will be allocated equally among all of the proposed sellers up to the first 500 shares offered for sale by each seller. Thereafter, a similar procedure will be applied to the next 10,000 shares offered by each remaining seller, and offers to sell shares in excess of 10,500 shares will then be accepted on a pro-rata basis determined by dividing the total number of shares remaining under purchase orders by the total number of shares remaining under sell orders. To the extent that the aggregate number of shares sought to be purchased exceeds the aggregate number of shares offered for sale, the Company may, but is not obligated to, sell authorized but unissued shares of Common Stock on the Internal Market. All sellers on the Internal Market (other than the Company and its benefit plans) will pay Buck a commission equal to two percent of the proceeds from such sales. No commission is paid by purchasers on the Internal Market. All offers and sales of Common Stock made on the Internal Market may be attributed to the Company.

         If the aggregate purchase orders exceed the number of shares available for sale, the following prospective purchasers will have priority, in the order listed:

         1.    the administrator of the ESPP;
         2.    the trustee of the SARP;
         3.    eligible employees and directors, on a pro rata basis; and
         4.    the trustees of the ESOP.

         There is no public market for the Common Stock, and it is not currently anticipated that such a market will develop. While the Company established the Internal Market in an effort to provide liquidity to stockholders, there can be no assurance that there will be sufficient liquidity to permit stockholders to resell their shares on the Internal Market or that a regular trading market will develop or be sustained in the future. The Internal Market will be dependent on the presence of sufficient buyers to support sell orders that will be placed through the Internal Market. Depending on the Company's performance, potential buyers (which would include employees and trustees under the Company's benefit plans) may elect not to buy on the Internal Market. Moreover, although the Company may enter the Internal Market as a buyer of Common Stock under certain circumstances, including an excess of sell orders over buy orders, the Company has no obligation to engage in Internal Market transactions. Consequently, there is a risk that sell orders could be prorated as a result of insufficient buyer demand or that the Internal Market may not be permitted to open on a Trade Date because of the lack of buyers. If the Internal Market does not give a stockholder a ready means for selling shares, and the stockholder is otherwise unable to locate a buyer for his or her shares of Common Stock, the stockholder could effectively be subject to a total loss of investment.. Accordingly, the purchase of Common Stock is suitable only for persons who have no need for liquidity in this investment and who can afford a total loss of investment. See "Risk Factors -- Absence of a Public Market."

Determination of Purchase Price

         The purchase price for the shares of Common Stock offered by this Prospectus will be determined pursuant to the formula and valuation process described below. The Formula Price per share of Common Stock is the product of seven times the operating cash flow ("CF") where operating cash flow is represented by earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Company for the four fiscal quarters immediately preceding the date on which a price revision is made and the market factor (the "Market Factor" denoted MF), plus the non-operating assets at disposition value (net of disposition costs) ("NOA"), minus the sum of interest bearing debt adjusted to market and other outstanding securities senior to Common Stock ("IBD") divided by the number of shares of Common Stock outstanding at the date on which a price revision is made, on a fully diluted basis assuming conversion of all outstanding options and warrants ("ESO"). The Market Factor is a numerical factor which reflects existing securities market conditions relevant to the valuation of such stock. The Formula Price of the Common Stock, expressed as an equation (the "Formula"), is as follows:

                  Formula Price     =        [(CF x 7)MF + NOA - IBD]
                                                       ESO

         "CF" is the earnings basis which is considered to be representative of the future performance of the Company. The abbreviation stands for operating cash flow, and the basic measurement used by the Company for operating cash flow is EBITDA. Each element of EBITDA is measured according to generally accepted accounting principles ("GAAP"), but, before using those objective numbers in the formula, the Board of Directors examines the details used in those earnings to see if any adjustments are needed in order for the earnings number to be representative of the future performance of the Company. Following are examples of situations where the Board of Directors may feel it appropriate to make adjustments so that the earnings used in the Formula would be representative of expected future performance: (a) the earnings from an acquisition made late in the year may be pro-formed for a full year, (b) the earnings from a discontinued activity may be pro-formed out even though the discontinued activity may not qualify as a discontinued business under GAAP or (c) a truly unusual expenditure or windfall profit may be pro-formed out even though it is clearly part of GAAP earnings for the current year.

         "MF" is the market factor. In the end, it is totally subjective. Annually, the Board of Directors looks at the public market pricing for other government service contractors which in its opinion are most comparable to the Company. Six to eight other companies are generally considered, but there is no set number of comparable companies. The pricing multiples of Net Income and of Cash Flow for these companies are looked at on a last twelve-month basis, on a fiscal-year basis, and, where available from analysts' reports, on a projected basis. Since the Formula capitalizes the Company's CF at seven times, these comparable companies give the Board of Directors a sense whether the public market is currently at a higher, lower or roughly the same level as that fixed multiple. The Board of Directors also looks at the Company's earnings trends in setting the MF, because the stock market generally rewards an upward trend and punishes a downward trend. On a quarterly basis, the Board of Directors will look at the Price Earnings Multiples of its annual comparable companies to see if there are any significant changes which might influence the Board's determination of the MF to be used in the formula.

         "NOA" are non-operating assets at disposition value (net of disposition costs). The Company's principal non-operating asset since 1992 has been "Restricted Cash". This is cash in its wholly owned subsidiary, DFC, which must remain in specified short-term marketable investments (e.g., U.S. Treasury bills) on a temporary basis, because the Company and its other subsidiaries may not have enough eligible accounts receivable to sell to DFC at any particular point in time to utilize the minimum $50 million of capital of DFC. If the Company discontinues a business, and the net assets of that business were recorded as Assets Held For Sale, those assets would also be included in NOA at management's estimate of their disposition value, net of disposition costs. (The earnings from those assets would also be excluded from "CF" in the Formula.) If the Company had a passive investment outside its normal operations, the earnings from that investment would be excluded from "CF", and the lower of cost or estimated market value would be included in "NOA". Other similar situations could give rise to inclusion in "NOA", but an asset must be clearly non-operating to be included.

         "IBD" is interest-bearing debt and other securities senior to Common Stock. Under GAAP, interest-bearing debt is to be reported net of any unamortized discount at issuance, but in the Formula such issuance discounts are ignored, and it is expected that the debt will be recorded at its face value. On the other hand, if it is the intent of management in the near term to call any portion of its long term debt, the amount used for that portion of IBD would be at its call price. Similarly, if the debt were publicly traded at a discount, and it was management's intent in the near term to retire debt through open market discounted purchases, the market price would be used for that portion of the debt in the Formula. In applying the Formula, the Board of Directors would also look at any convertible securities and subjectively decide whether it is likely that such securities would be converted. If, in the opinion of the Board, they will be converted, such securities will be included in the fully diluted common shares and not IBD. Preferred stock, or any similar security, senior to the Common Stock in liquidation, would be considered as IBD.

         "ESO" is the equivalent shares outstanding of Common Stock at the time of the valuation. It assumes the exercise of all outstanding options (if no greater than the current Formula Price), warrants and the conversion of any convertible securities of which there are none at the current time.

         The Formula Price, including the Market Factor, is reviewed by the Board of Directors on a quarterly basis, in preparation for Internal Market Trade Dates. The Market Factor is reviewed by the Board in conjunction with an appraisal that is prepared by an independent appraisal firm for the committee administering the ESOP. The Board of Directors believes that the valuation process results in a stock price which reasonably reflects the value of the Company on a per share basis. See "Risk Factors -- Offering Price Determined by Formula Not Market Forces."

         The Formula was adopted in its current form by the Board of Directors on August 15, 1995. The Formula is subject to change by the Board of Directors.

Availability of Information

         The Company intends to disseminate the current Formula Price on at least a quarterly basis to all employees through internal communications, including bulletins and electronic mail messages and to other stockholders by mailed reports, including mailed notices of upcoming Trade Dates. Participants in any of the employee benefit plans may obtain the current Formula Price by calling the Company's Powerline system toll-free number (1-800-956-4015), which operates 24 hours a day, seven days a week.

         The Company also intends to distribute copies of its audited annual financial statements to all stockholders, as well as other active employees, and to potential participants in the Internal Market through employee benefit plans, either through U.S. mail or inter-company mail. Such information is normally distributed at the time that proxy information is distributed and solicitations are made for voting instructions from participants in the ESOP and SARP, normally in May of each year. The Company files unaudited quarterly financial information with the Commission, and copies of such information are available from the Commission. See "Available Information."

                                 USE OF PROCEEDS

         The shares of Common Stock which may be offered by the Company are principally being offered to permit the acquisition of shares by the Company's employee benefit plans as described herein and to permit the Company to offer shares of Common Stock to current and future employees and directors. The Company does not intend or expect this Offering to raise significant capital. Any net proceeds received by the Company from the sale of the Common Stock offered (after giving effect to the payment of expenses of the Offering) will be added to the general funds of the Company for working capital and general corporate purposes. Currently, the Company has no specific plans for the use of such proceeds. It is anticipated that the majority of the sales of Common Stock on the Internal Market will be made by stockholders rather than by the Company, and the Company will not receive any portion of the net proceeds from the sale of such shares (other than the 1% received by DynEx, Inc. to defray the costs of establishing and maintaining the Internal Market).

                             EMPLOYEE BENEFIT PLANS

         The Company maintains several employee benefit plans pursuant to which some of the shares of Common Stock being offered by this Prospectus may be offered or sold. The primary purpose of these plans is to motivate the Company's employees and directors to contribute to the growth and development of the Company by encouraging them to achieve and surpass annual goals of the Company and of the operations for which they are responsible. The following is a summary description of each of these plans. All capitalized terms, unless otherwise defined, have the meanings ascribed to them in the employee benefit plan to which they relate.

                           SAVINGS AND RETIREMENT PLAN
Trustee

         Merrill Lynch Trust Company, 400 Atrium Drive, Somerset, NJ 08873, serves as trustee of the SARP, except that the Company serves as trustee of the Company Stock Fund.

Administration

        The Company administers the SARP through an Administrative Committee consisting of P. T. Graham, H. M. Hougen and R. P. Kerr, officers of the Company, whose address is 2000 Edmund Halley Drive, Reston, VA 20191.

Eligibility and Participation

         Generally, all employees (as defined in the plan document) are eligible to participate in the SARP upon commencing employment, except for employees in groups or units designated as ineligible. As of April 3, 1998, there were approximately 4,080 active participants in the SARP, of which approximately 2,076 participated in the Company Stock Fund.

Contributions and Allocations

         The SARP permits a participant to elect to defer a portion of his or her compensation for the Plan Year and to have such deferred amount contributed directly by the Company to the participant's SARP account. Amounts deferred by participants, including rollovers from qualified plans, totaled approximately $15.2 million for the Plan Year ended December 31, 1997. Under the terms of the SARP, deferred amounts are treated for tax purposes as contributions made by the Company. The maximum amount of compensation that a participant may elect to defer is determined by the SARP Administrative Committee, but in no event may the deferral exceed $10,000 per year during 1998 (adjusted for cost-of-living under rules prescribed by the Secretary of the Treasury). In addition to amounts deferred by participants, the Company may, but is not obligated to, make a matching contribution to the SARP accounts of those participants who have elected to defer a portion of their compensation equal to a percentage or percentages of the amounts which such participants have elected to defer. This Company matching contribution is determined periodically by the Board of Directors and is allocated to the SARP accounts of those participants who have elected to defer a portion of their compensation. The Company intends to contribute 100% of the first 1% of a participant's compensation deferred under the SARP for investment in Common Stock (the "Company Stock Fund") and 25% of the next 4% of such compensation so deferred (the "Stock Match"). The Company's Stock Match contribution to the SARP could be made in shares of Common Stock or in cash, which would then be used to purchase Company Stock on the Internal
Market. 850,000 shares of Common Stock were reserved in 1995 for possible issuance in satisfaction of the Company's Stock Match obligations through 2001, but the Company has not issued any such shares to date.

         Company contributions to the SARP are made by the due date (including extensions) for the Company's federal income tax return for the applicable year, except contributions resulting from amounts deferred by participants, which must be made within 14 days of the first day of the calendar month following the month in which the deferral occurred. The Company's practice has been to make matching contributions quarterly, based on current participant deferrals, and the Company plans to make a Stock Match in kind or a contribution of cash to purchase Common Stock for the Stock Match, in conjunction with each applicable Trade Date.

         An Eligible Employee may transfer a rollover contribution from another qualified retirement plan to the trust fund maintained for the SARP, pursuant to applicable regulations and SARP Administrative Committee procedures. A participant in the SARP who has made a deferral election may terminate or alter the rate of his or her deferrals at any time under the terms of the SARP. Such transferred funds may be invested in the Company Stock Fund but are not eligible for a Stock Match.

Investment of Funds

         The SARP Administrative Committee has established a choice of investment alternatives including securities of the Company, in which contributions to the SARP (including that portion of compensation which participants elect to defer) may be invested. The investment alternatives currently available to participants in the SARP include the Company Stock Fund, six Merrill Lynch & Company mutual funds and three other mutual funds. Under the terms of the SARP, a participant's entire interest in his or her SARP account may be invested in a mixture of Company Stock Fund and/or any of the other mutual funds, provided that, in order to obtain the Stock Match, the matched portion of a participant's compensation deferred under the SARP must be invested in the Company Stock Fund that is not exchangeable for other investment alternatives until after a period of 18 months. The Company's Stock Match will also be invested in the Company's Stock Fund, which contribution will not be allowed to be exchanged for another investment alternative. Participants may elect at such time, in such manner and subject to such restrictions as the SARP Administrative Committee may specify, to have contributions allocated or apportioned among the different investment alternatives. Separate SARP accounts are established for each investment alternative selected by a participant, and each such account is valued separately. Except for restrictions on investments in the Company Stock Fund, participants may transfer amounts from one investment alternative to one or more other investment alternatives on a daily basis.

         Investments in the Company Stock Fund (other than the non-exchangeable Company contribution described in the preceding paragraph) may be exchanged into other investment choices (subject to the 18-month limitation mentioned above) only on a Trade Date. It is the current policy of the SARP Administrative Committee to keep all amounts related to the Company's Stock Fund invested in Common Stock, except for estimated cash-equivalent reserves which are primarily used to provide future benefit distributions, future investment exchanges and other cash needs as determined by the SARP Administrative Committee. Residual cash remaining after accounting for estimated cash reserves generally will be used to purchase Common Stock. If cash reserves in the Company Stock Fund are insufficient at any given time to provide benefit distributions and/or investment exchanges, shares held by the Company Stock Fund may be offered for sale on the Internal Market. Exchanges out of the Company Stock Fund may be deferred until such time, if ever, that sufficient cash is available to make required benefit distributions and provide for investment exchanges. Accordingly, investment exchanges of participants' investments held in the Company Stock Fund may be restricted. See "Risk Factors -- Absence of a Public Market" and "Market Information -- The Internal Market."

         The following tables summarize as of the dates indicated, the investment performance of each of the nationally traded mutual funds in which SARP funds can be invested, since December 31, 1994. The summary is based on an initial investment of $100.00 on each investment alternative.

Merrill Lynch Corporate Bond Fund - High Income Portfolio
                                                       % Increase
                              Unit Value            From Prior Year
      12/31/94                 $100.00                      --
      12/31/95                 $118.38                    18.38%
      12/31/96                 $133.12                    12.45%
      12/31/97                 $148.35                    11.44%

Merrill Lynch Capital Fund
                             Unit Value                % Increase
     12/31/94                 $100.00                       --
     12/31/95                 $132.87                     32.87%
     12/31/96                 $149.70                     12.67%
     12/31/97                 $181.75                     21.41%

Merrill Lynch Basic Value Fund
                            Unit Value                % Increase
     12/31/94                $100.00                       --
     12/31/95                $132.90                     32.90%
     12/31/96                $156.57                     17.81%
     12/31/97                $202.73                     29.48%

Merrill Lynch Retirement Preservation Trust
                           Unit Value                 % Increase
    12/31/94                $100.00                        --
    12/31/95                $106.06                      6.06%
    12/31/96                $112.39                      5.97%
    12/31/97                $119.28                      6.13%

Merrill Lynch Equity Index Trust
                          Unit Value                  % Increase
   12/31/94                $100.00                         --
   12/31/95                $137.22                      37.22%
   12/31/96                $168.26                      22.62%
   12/31/97                $223.75                      32.98%

Merrill Lynch Global Allocation Fund
                         Unit Value                   % Increase
   12/31/94               $100.00                          --
   12/31/95               $123.71                       23.71%
   12/31/96               $143.74                       16.19%
   12/31/97               $160.08                       11.37%

Fidelity Advisor Equity Growth Fund
                         Unit Value                   % Increase
   12/31/94               $100.00                          --
   12/31/95               $118.38                       18.38%
   12/31/96               $133.11                       12.45%
   12/31/97               $157.04                       23.93%

AIM Constellation Fund
                         Unit Value                   % Increase
   12/31/94               $100.00                          --
   12/31/95               $135.46                       35.46%
   12/31/96               $157.50                       16.27%
   12/31/97               $177.85                       12.92%

Templeton Foreign Fund
                         Unit Value                   % Increase
   12/31/94               $100.00                          --
   12/31/95               $111.15                       11.15%
   12/31/96               $131.57                       18.00%
   12/31/97               $140.32                        6.65%

Company Stock Fund

         Because the Company's Common Stock has not been publicly traded since 1988, there has not been any historical market-determined price.

         The average price per share figures shown below for December 31, 1994 through December 31, 1995, reflect market values established by the Board of Directors for purposes of sales under the former Management Employees Stock Purchase Plan and for transactions under the Stockholders Agreement. The Board's determination was based on its review of valuations of the Common Stock made annually by an independent appraiser for the ESOP Trust. The price per share for December 31, 1996 and later dates is based upon the Formula Price. There can be no assurance that the Common Stock will in the future provide returns comparable to historical returns, or that the Formula Price will provide returns similar to those for past transactions that were based on prices other than the Formula Price. Because the prices listed in the table below were developed under differing valuation methods for differing purposes, they are not fully comparable with the Formula Price.

                     Average price                       % Increase From Prior
                       per share       Unit Value (1)           Period
  12/31/94              $11.86           $100.00                  --
  12/31/95              $14.90           $125.60                 25.6%
  12/31/96              $19.00           $160.14                 27.5%
  12/31/97              $20.00           $168.56                 5.26%

     (1)  Based upon an initial investment of $100.00 in DynCorp Common Stock.

         However, investments in the Company Stock Fund were first possible at the time of the first Internal Market Trade Date, June 12, 1996, and were immediately enhanced by the applicable Stock Match. Assuming that a participant had elected to defer 1% of salary toward an investment in the Company Stock Fund for that Trade Date and that the Company had made the appropriate 100% Stock Match, the investment of $100.00 would have grown as follows:

                              Average price                    % Increase From
                               per share    Unit Value (1)       Prior Period
initial investment   6/12/96    $15.00        $100.00                   --
 Stock Match         6/12/96    $15.00        $200.00                 100.0%
                    12/31/96    $19.00        $253.20                  26.6%
                    12/31/97    $20.00        $266.52                  5.26%

  (1)  Based upon an initial investment of $100.00 in DynCorp Common Stock.

Vesting

         Under the SARP as currently in effect, each participant is 100% vested in those portions of his or her SARP account which are attributable to the participant's salary deferrals and earnings thereon. The Stock Match and any other discretionary employer contributions will be fully vested after one year of service.

Loans

         Loans from their SARP account are available to all participants. Loans have a maximum limit of $50,000, reduced by the participant's highest aggregate outstanding loan balance during the preceding 12-month period. Loans are further limited to 50% of a participant's vested interest in his or her eligible accounts, excluding amounts invested in the Company Stock Fund. Loans must (i) bear a reasonable rate of interest, (ii) be adequately secured, (iii) state the date upon which the loans must be repaid, which in any event may not exceed five years from the date on which the loan is made, unless the proceeds are used for the purchase of a principal residence, in which case repayment may not exceed 30 years and (iv) be amortized with level payments, made not less frequently than quarterly, over the term of the loan. The Company currently requires that active employees' loans be repaid through payroll deductions. The loan documents provide that up to 50% of the participant's vested account balances are security for the loan, and the SARP, therefore, has a lien against such balances. A loan will result in a withdrawal of the borrowed amounts from the participant's interest in the Funds against which the loan is made. Principal and interest payments on the loan are allocated to the account(s) of the borrowing
participant  in  accordance   with  the  current   investment   choices  of  the
participant.

Distributions and Withdrawals

         If a participant's employment with the Company terminates, the participant is entitled to receive a distribution of his or her entire interest in his or her SARP account as soon as practicable following the date of such termination. In the event a participant dies while employed by the Company, the SARP Administrative Committee will direct the Trustee to make a distribution of the participant's entire interest in his or her SARP account to the participant's spouse, or, if such spouse has given proper consent or if the participant has no spouse, to the Beneficiary designated by the participant. In the event the Company determines that the participant has suffered a permanent disability while employed by the Company, the Company will direct the Trustee to make a distribution of the participant's entire interest in his or her SARP account to the disabled participant.

         Except in the case of qualifying hardship, no withdrawals may be made from the salary deferral portion of a participant's SARP account prior to his or her termination of employment unless and until he or she attains the age of 59 1/2. Any withdrawals made thereafter may be made only once in each Plan Year. In the absence of a qualified court order to the contrary, a participant's interest in the SARP may not be voluntarily or involuntarily assigned or hypothecated.
The Company has established procedures for hardship withdrawals including (i) definition of qualifying hardships, (ii) requirements for having first withdrawn all voluntary after-tax contributions from any other Company retirement plans and having received the maximum loans available under such plans and (iii) requirement for a 12-month suspension from making elective deferrals into the SARP following the hardship withdrawal.

         All distributions, including withdrawals, from the SARP are paid in cash, except that the portion of SARP balances represented by Common Stock may be distributed in kind or in cash, at the participant's election. Shares which the Trustee is unable to liquidate in time for a timely distribution shall be distributed in kind; shares of Common Stock distributed in kind will be subject to the Company's right of first refusal in the event that the participant desires to sell such shares other than on the Internal Market. See "Description of Capital Stock -- Restrictions on Common Stock."

                          EMPLOYEE STOCK OWNERSHIP PLAN

         The ESOP was established effective January 1, 1988, as the Company's principal retirement plan. It succeeded the DynCorp defined benefit qualified Pension Plan which was terminated in November, 1988, following the LBO. Following termination of the Pension Plan, approximately $10 million of excess Pension Plan assets were rolled over into the ESOP for the benefit of ESOP participants who were also Pension Plan participants.

Trustees and Administration

       The ESOP is administered by the ESOP Committee, consisting of T. E. Blanchard, a director and former employee of the Company, and L. A. Emmerichs and J. C. Zall, employees of the Company. Their address is 2000 Edmund Halley Drive, Reston, VA 20191. The members of the ESOP Committee also serve as trustees of the ESOP.

Eligibility and Participation

         Generally,  all  employees,   except  groups  or  units  designated  as
ineligible, participate in the ESOP. As of December 31, 1997, there were approximately 30,400 participants in the ESOP, including terminated, vested participants.

Contributions, Allocations and Forfeitures

         For the Plan Year ended December 31, 1997 the Company contributed approximately $11.2 million to the ESOP. The amount of the Company's annual contribution to the ESOP is determined by, and within the discretion of, the Board of Directors, subject to certain limitations. See "General Provisions of the ESOP and SARP." The Company's annual contribution to the ESOP may be in the form of cash or Common Stock. Participants may not make voluntary contributions to the ESOP. The Company's current practice has been to make contributions quarterly.

         Company contributions to the ESOP for each Plan Year are generally allocated to the accounts of participants in the ratio which each such participant's eligible compensation bears to the total eligible compensation of all such participants, except in the case of employees covered by collective bargaining agreements, which may specify another allocation ratio. Forfeitures, if any, of the non-vested portion of terminated participants' accounts were previously allocated to the accounts of remaining participants who were entitled to receive an allocation of the Company contribution, in the ratio which each such remaining participant's allocation bore to the total allocation of all such remaining participants. Since 1996, forfeitures have not been so allocated but are retained in the trust for possible future corrections to participant accounts.

Investment of Funds

         Although it is generally intended that the assets of the ESOP will be invested in Company stock, the ESOP may hold cash and liquid investments pending purchase of Company stock and current cash needs. The exact number of shares of Common Stock, if any, which may be purchased by the Trustee of the ESOP in the future will depend on various factors, including any modifications to the ESOP adopted either in response to changes or modifications in the laws and regulations governing the ESOP or at the discretion of the Company's management. Participants who have attained the age of 55 and have ten or more years of participation are entitled, pursuant to the terms of the ESOP and ESOP Committee procedures, to receive distributions of a percentage of their balances in the ESOP for diversification purposes. It is the current policy of the ESOP
Committee to keep all amounts invested in Common Stock, except for estimated cash reserves which are primarily used to provide future benefit distributions, future investment exchanges and other cash needs as determined by the ESOP Committee. If residual cash reserves in the ESOP are insufficient to provide cash benefit distributions and/or investment exchanges and the "put option" described below is not applicable, the ESOP Committee may offer shares of Common Stock for sale on the Internal Market. Exchanges out of Company stock may be deferred until such time, if ever, that sufficient cash is available to make required benefit distributions and provide for investment exchanges. Accordingly, investment exchanges of participant's investments held in the ESOP may be restricted. See "Risk Factors -- Absence of a Public Market" and "Market Information -- The Internal Market."

Vesting

         The ESOP vesting schedule currently provides that a participant's interest vests 50% after two years of service, 75% after three years of service and 100% after four years of service, so that each participant's interest becomes fully vested after the participant is credited with four years of service. A participant's interest also becomes fully vested, notwithstanding the fact that the participant has not yet been credited with four years of service, at the time of such participant's attainment of the age of 65, permanent disability or death while employed by the Company.

Distributions and Withdrawals

         In the event that a participant in the ESOP is terminated, retires, dies, becomes disabled while employed by the Company or receives a diversification distribution, the ESOP or the Company is obligated to repurchase shares of Common Stock distributed to such participant under the ESOP until such time as the Common Stock becomes "readily tradable stock," as defined in the ESOP plan documents. This "put option" gives the holder of such shares the right to require the ESOP (or, if the ESOP does not honor the put, the Company) to purchase all or a portion of such shares at the ESOP Share Price during two limited time periods. The first of these periods is the 60-day period following the date on which the shares are distributed out of the ESOP, and the second is the 60-day period following notification by the ESOP of the valuation of the Common Stock as soon as practicable after the beginning of the Plan Year commencing after such distribution. Such shares will also be subject to a right of first refusal by the ESOP and a subsequent right of first refusal by the Company if the participant desires to sell such shares other than on the Internal Market. See "Description of Capital Stock -- Restrictions on Common Stock."

         The ESOP Share Price is actually two different prices. One price is applicable to shares first acquired by the ESOP in 1988, incidental to the LBO, which constituted a controlling portion of the outstanding Common Stock of the Company; these shares bear an "enterprise value" which, for purposes of the December 31, 1997 valuation, was determined by the ESOP Committee, upon the advice of its independent appraisal firm, to be $24.00 per share. The other price is applicable to shares acquired by the ESOP subsequent to 1988, which carried no such controlling factor; these shares bear a "minority value" which, for purposes of the December 31, 1997 valuation, was determined by the Committee to be $20.00 per share. Each participant's account tracks the number of enterprise value shares and minority value shares allocated to such account and distributable at any given time, and distributions are made pro rata from the two types of shares. If a share is put to the ESOP (or the Company) pursuant to the put option, the applicable ESOP Share Price (depending upon whether such shares bears an enterprise value or a minority value) is payable therefor.

         The Company estimates an aggregate annual commitment to repurchase shares from the ESOP participants as follows: $7.2 million in 1998, $6.6 million in 1999, $8.0 million in 2000, $10.8 million in 2001, $13.7 in 2002 and $105.6 million thereafter. To the extent that the Company repurchases shares as described above, its ability to purchase shares on the Internal Market will be adversely affected. See "Risk Factors -- The Company May be Obligated to Repurchase Shares of Certain ESOP Participants."

         Participants are not permitted to make withdrawals under the ESOP prior to termination of employment. In the absence of a qualified domestic relations order to the contrary, a participant's interest in the ESOP may not be voluntarily or involuntarily assigned or hypothecated. Any permitted designee will be subject to the same rules and limitations applicable to the participant.

                     GENERAL PROVISIONS OF THE ESOP AND SARP

         The following provisions are applicable to each of the ESOP and SARP (collectively, the "Plans"):

Contribution Limitations

         The maximum contribution for any Plan Year which the Company may make to all Plans for the benefit of a participant (including contributions to the SARP as a result of salary deferral elections by participants), plus forfeitures, may not exceed the lesser of (i) $30,000 or (ii) 25% of the participant's compensation.

Administration

         The Plans are administered, respectively, by the SARP Administrative Committee and the ESOP Committee, whose members are appointed by and serve at the discretion of the Company's Board of Directors. The members of the Committees who are employees of the Company receive no compensation from the Plans for services rendered in connection therewith.

         The Committees have the power to supervise administration and control of each Plan's operations including the power and authority to (i) allocate fiduciary responsibilities, other than trustee responsibilities, among the Named Fiduciaries, (ii) designate agents to carry out responsibilities relating to the Plan, other than fiduciary responsibilities, (iii) employ legal, actuarial, medical, accounting, programming and other assistance as the Committee may deem appropriate in carrying out the Plan, (iv) establish rules and regulations for the conduct of the Committee's business and the administration of the Plan, (v) administer, interpret, construe and apply the Plan and determine questions relating to the eligibility, the amount of any participant's service and the amount of benefits to which any participant or beneficiary is entitled, (vi) determine the manner in which Plan assets are disbursed and (vii) direct the Trustee regarding investment of Plan assets, subject to the directions of participants when provided for in the Plans.

Pass-Through Voting and Tendering of Common Stock

         Each participant in the Plans is a "named fiduciary" under the Plan and has the right to instruct the Trustee on a confidential basis as to how to vote his or her proportionate interest in all shares of Common Stock held in the various Plans. The Trustee will vote all allocated shares held in the Plans as to which no voting instructions are received, together with all unallocated shares held in the ESOP, in the same proportion as the allocated shares in each Plan for which voting instructions have been received are voted. The Committees are required to notify participants of their pass-through voting rights prior to each meeting of stockholders.

         In the event of a tender or exchange offer for the Company's securities, each participant in the Plans has the right, under current Plan procedures, to instruct the Trustee on a confidential basis whether or not to tender or exchange his or her proportionate interest in all shares of Common Stock held in the various Plans. The Trustee will not tender or exchange any allocated shares with respect to which no instructions are received from participants. Shares held in the Plans which have not yet been allocated to the accounts of participants will be tendered or exchanged by the Trustee, on a Plan-by-Plan basis, in the same proportion as the allocated shares held in each Plan are tendered or exchanged.

         The Trustee's duties with respect to voting and tendering of Common Stock are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). These fiduciary provisions of ERISA may require, in certain limited circumstances, that the Trustee override the voting instructions, or decisions whether or not to tender, of participants with respect to Common Stock and to determine, in the Trustee's best judgment, how to vote the shares or whether or not to tender the shares.

Trustee

         Generally, the Trustee has all the rights afforded a trustee under applicable law, although the Trustee generally may exercise those rights at the direction of the Committee. Subject to this limitation and those set forth in the Plans and master trust agreement, the Trustee's rights include, but are not limited to, the right to (i) invest and reinvest the funds held in the Plan's trust in any investment of any kind, including qualifying employer securities and qualifying employer real property as such investments are defined in Section 407(d) of ERISA, and contracts issued by insurance companies, including contracts under which the insurance company holds Plan assets in a separate account or commingles separate accounts managed by the insurance company, (ii) retain or sell the securities and other property held in the Plans' trust, (iii) consent or participate in any reorganization or merger in regard to any corporation whose securities are held in the Plans' trust (subject, in the case of the Company's securities, to the participants' pass-through voting rights and right to instruct the Trustee in the event of a tender or exchange offer) and to pay calls or assessments imposed on the holder thereof and to consent to any contract, lease, mortgage or purchase or sale of any property between such corporation and any other parties, (iv) exercise all the rights of the holder of any security held in the Plans' trust, including the right to vote such securities (subject, in the case of the Company's securities, to the participants' pass-through voting rights), convert such securities into other securities, acquire additional securities and exchange such securities (subject, in the case of the Company's securities, to the participants' right to instruct the Trustee in the event of a tender or exchange offer), (v) vote proxies and exercise any other similar rights of ownership, subject to the Committee's right to instruct the Trustee as to how (or the method of determining how) the proxies should be voted or such rights should be exercised and (vi) lend to participants in the Plans such amounts as the Committee directs.

         The Trustee's compensation and all other expenses incurred in the establishment, administration and operation of the Plans are borne by the respective Plans unless the Company elects to pay such expenses.

Administrative and Custodial Services

         Administrative services for the SARP, principally related to accounting and recordkeeping, are performed by a commercial service provider. The costs of these administrative services are borne by the SARP.

Account Statements

         Each participant is furnished with a statement of his or her accounts in the respective Plans, no less than annually.

Amendment and Termination

         The Company has reserved the right to amend each of the Plans at any time and for any reason, except that no such amendment may have the effect of
(i) generally causing any assets of the Plan trusts to be used for or diverted to any purposes other than providing benefits to participants and their beneficiaries and defraying expenses of the Plans, except as permitted by applicable law, (ii) depriving any participant or beneficiary, on a retroactive basis, of any benefit to which they would otherwise be entitled had the participant's employment with the Company terminated immediately prior to the amendment or (iii) increasing the liabilities or responsibilities of a Trustee or an investment manager without its written consent.

         The Company has also retained the right to terminate any of the Plans at any time and for any reason. In addition, the Company may discontinue contributions to the Plans; provided, however, that any such discontinuation of contributions shall not automatically terminate the Plans as to funds and assets then held by the Trustee.

ERISA

         Each of the Plans is subject to ERISA, including reporting and disclosure obligations, fiduciary standards and the prohibited transaction rules of Title I thereof. Since each of the Plans is an individual account plan under ERISA, neither of the Plans is subject to the jurisdiction of the Pension Benefit Guaranty Corporation ("PBGC") under Title IV of ERISA, and the Plans' benefits are not guaranteed by the PBGC.

Federal Income Tax Consequences

         In the Company's view, the following discussion includes a description of all material federal income tax considerations relating to the Plans. The Company has not received an opinion of counsel with respect to this discussion.

         Each of the Plans is intended to be qualified under Section 401(a)of the Code. Qualification of the Plans under Section 401(a) of the Code has the following federal income tax consequences:

         (a) A participant will not be subject to federal income tax on Company contributions to the Plans at the time such contributions are made.

         (b) A participant will not be subject to federal income tax on any income or appreciation with respect to such participant's accounts under the Plans until distributions are made (or deemed to be made) to such participant.

         (c) A participant and the Company will not be subject to federal employment taxes on Company contributions to the Plans, except as set forth below with respect to certain Company contributions to the SARP.

         (d) The Plans will not be subject to federal income tax on the contributions to them by the Company and will not be subject to federal income tax on any of their income or realized gains, assuming that the Plans do not realize any unrelated business taxable income.

         (e) Eligibility for participation in the Plans will preclude or restrict an employee from making deductible contributions to an Individual Retirement Account ("IRA"), depending on the employee's marital status and adjusted gross income ("AGI") for the year. If an employee or his or her spouse is covered by an employer-maintained retirement plan (such as any of the Plans), an IRA deduction is available only if the participant's AGI does not exceed a certain phase-out level. To the extent that the IRA deduction is limited under these provisions, a non-deductible IRA contribution is permitted (in an amount equivalent to the reduction in the deductible IRA amount).

         (f) Subject to the contribution limitations contained in the Plans, the Company will be able to deduct the amounts that it contributes under the Plans as compensation expense, with the amount of such deduction generally equaling the amount of the contributions.

         (g) Distributions from the Plans will be subject to federal income tax under special, complex rules that apply generally to distributions from tax-qualified retirement plans. In general, a single distribution from any of the Plans will be taxable in the year of receipt at regular ordinary income rates (on the full amount of the distribution, exclusive of the amount of the participant's voluntary, non-deductible contributions made to those Plans which previously permitted such contributions) unless the distributee is eligible for and elects (i) to make a qualifying "rollover" of the amount distributed to an IRA or another qualified plan or (ii) to utilize ten-year averaging, five-year averaging or partial capital gains taxation of the distribution. However, the tax on any portion of the qualifying lump sum distribution represented by "net unrealized appreciation" in Common Stock distributed shall be deferred until a subsequent sale or taxable disposition of the shares, unless the distributee elects not to have this deferral apply.

         A "lump sum distribution," for purposes of eligibility for deferral of tax on net unrealized appreciation, is defined as a distribution of the employee's entire vested interest under the Plan within one taxable year (i) on account of the participant's death or other separation from service or (ii) after the participant has attained age 59 1/2. For a lump sum distribution to be eligible for five-year averaging, the participant also must have been a participant in the Plan from which the distribution is made for at least five years prior to the year of distribution and must have attained age 59 1/2 when the distribution is received. Under a special transition rule, an individual who had attained age 50 on January 1, 1986, and who would otherwise be entitled to elect five-year averaging (without regard to the age 59 1/2 requirement) may instead make a one-time election of ten-year averaging (at 1986 rates) and may elect to have the pre-1974 portion of the distribution taxed at 1986 capital gains rates. The special five-year or ten-year averaging treatment, as well as partial capital gains treatment, of lump sum distributions is applicable to a lump sum distribution from a Plan only if all other lump sum distributions (whether or not from the same Plan or plans of a similar type) received during the same taxable year by the participant are treated in the same manner. Hence, for example, if a participant receives a lump sum distribution from the SARP and ESOP in the same taxable year, he or she could not elect to use five-year or ten-year averaging on the SARP distributions while electing a rollover to an IRA of the distribution from the ESOP.

         "Early" distributions from the Plans will result in an additional 10% tax on the taxable portion of the distribution, except to the extent the distribution (i) is rolled over into an IRA or other qualified plan or (ii) is used for deductible medical expenses. "Early" distributions are in-service distributions (i.e., prior to termination of employment) prior to the date the participant attains age 59 1/2 unless due to the permanent disability of the participant and distributions made following termination of service, unless due to the death of the participant or made to a participant who terminated employment during or after the calendar year the participant attained the age of 55.

         (h) A participant (or his or her spouse in the event of the participant's death) who (i) receives a distribution from the Plans and (ii) wishes to defer immediate tax upon receipt of such distributions, may transfer (i.e., "rollover") all or portion thereof, exclusive of the amount of the participant's voluntary nondeductible contributions (made to those Plans which previously permitted the participant to make voluntary nondeductible contributions) received in the distribution, to either an IRA or, in the case of a participant, another qualified retirement plan. To be effective, the "rollover" must be completed within 60 days of receipt of the distribution. Alternatively, the participant or spouse may request a direct rollover from the Plans to an IRA or, in the case of a participant, to another qualified retirement plan.

         A participant (or his or her spouse) who does not arrange a direct rollover to an IRA or another qualified plan will be subject to mandatory federal income tax withholding at a rate of 20% of the taxable distribution, even if the participant or spouse later makes a rollover within the 60-day period. However, in no event may the amount withheld exceed the amount of a participant's distribution, excluding any Common Stock received by the participant in the distribution.

         A participant (or his or her spouse) who makes a valid "rollover" to an IRA will defer payment of federal income tax until such time as such participant (or his or her spouse) actually begins to receive distributions from the IRA. IRA earnings accumulate on a tax-deferred basis until actually distributed; however, IRA funds generally may not be withdrawn without penalty until a participant (or his or her spouse) (i) attains the age of 59 1/2, (ii) becomes disabled or (iii) dies. The Code requires that distributions from an IRA begin no later than April 1 of the taxable year following the year in which an individual attains the age of 70 1/2, at which time periodic distributions may continue for the participant's lifetime or for a lifetime of the participant and the participant's spouse.

         (i) The Code imposes a 15% excise tax on "excess distributions" to an individual from all qualified retirement plans and IRAs (whether or not plans of the same employer). In general, an "excess distribution" is a distribution or distributions in excess of $112,500 in any calendar year (adjusted for cost-of-living increases). This limit is increased to $562,500 (also adjusted for cost-of-living) in the case of a lump sum distribution as to which a qualified recipient elects five-year or ten-year averaging treatment. Also, an individual was entitled to elect on his or her 1988 federal income tax return to exclude benefits accrued as of August 1, 1986, but these benefits are considered in determining whether additional accrued benefits are subject to the tax. For those individuals who did not elect this special rule, the $112,500/$562,500 limit is increased to $160,000/$800,000. The excess distribution excise tax has been suspended with respect to distributions received during the period from January 1, 1997 to December 31, 1999.

         In addition to the federal income tax consequences applicable to all of the Plans, the Deferred Fund of the SARP is intended to be a qualified "cash or deferred arrangement" under Section 401(k) of the Code. A participant in the SARP who elects to defer a portion of his or her compensation and have the Company contribute it to the SARP will not be subject to federal income tax on the amounts contributed at the time the contributions are made. However, these contributions will be subject to social security taxes and certain federal unemployment taxes. Elective deferrals by a participant to his or her SARP account is limited to $7,000 annually (adjusted for cost-of-living). This annual limit applies on an employee-by-employee basis to all 401(k) plans (including plans of other employers) in which the employee participates. For calendar year 1998, the adjusted limit is $10,000.

         Generally, the Company will be able to deduct the amounts that it contributes to the SARP pursuant to employee elections to defer a portion of their compensation, as well as any matching or additional Company contributions it makes to the Deferred Fund. The deduction will be equal to the amount of contributions made.

         With respect to loans from the SARP commencing after December 31, 1986, any interest paid by the participant will not be deductible, regardless of the purpose of the loan or use of the loan proceeds. Moreover, interest paid on any loan from any of the Plans by a "key employee," as defined in Section 416(i) of the Code, will not be deductible.

         Participants should consult their own tax advisors with respect to all federal, state and local tax effects of participation in the Plans. Moreover, the Company does not represent that the foregoing tax consequences will apply to any particular participant's specific circumstances or will continue to apply in the future and makes no undertaking to maintain the tax-qualified status of the Plans.

                          EMPLOYEE STOCK PURCHASE PLAN
General

         The Employee Stock Purchase Plan (the "Stock Purchase Plan" or "ESPP") was adopted on May 10, 1995, and it became effective July 1, 1995. The Stock Purchase Plan is intended to qualify as a stock purchase plan under Section 423(b) of the Code. The Stock Purchase Plan provides for the purchase of Common Stock by participating employees through voluntary payroll deductions. At each Trade Date, the Stock Purchase Plan will purchase for the account of each participant that number of shares of Common Stock which may be acquired with the funds available in the participant's stock purchase account, together with the Company's contribution described below. The Stock Purchase Plan is not subject to ERISA.

Eligibility

         Generally, all of the Company's employees are eligible to participate in the Stock Purchase Plan. No employee, however, who owns capital stock of the Company having more than five percent of the voting power or value of such capital stock will be able to participate. An employee's eligibility to participate in the Stock Purchase Plan will terminate immediately upon termination of employment with the Company.

         Employees may participate in the Stock Purchase Plan by completing a payroll deduction authorization in accordance with Company policy. The minimum payroll deduction allowed is $7.00 per week and the maximum deduction is $450 per week. Further, no employee is entitled to purchase an amount of Common Stock having a value (measured as of its purchase date) in excess of $25,000 in any calendar year pursuant to the Stock Purchase Plan and any other employee stock purchase plan that may be adopted by the Company.

Purchase of Shares/Discount

         Shares of Common Stock purchased under the Stock Purchase Plan will be acquired by the ESPP on the Internal Market. See "Market Information -- The Internal Market." Contributions by participants under the Stock Purchase Plan will be used by the ESPP to purchase shares at a discount established from time to time by the Compensation Committee, but not to exceed 15% of the prevailing Formula Price. The Company will either pay the discount portion to the ESPP in cash, or will deliver to the ESPP a sufficient number of shares having a value equal on the applicable Trade Date to the aggregate amount of the discount. The Board of Directors has established the discount rate at 5%. A total of 100,000 shares was reserved in 1995 for possible issuance under the ESPP in satisfaction of this contribution obligation, but the Company has not issued any such shares to date.

Distribution and Withdrawals

         Shares of Common Stock acquired under the Stock Purchase Plan will be allocated to each participant's account immediately following each quarterly Trade Date in which the acquisition occurred.

         Pursuant to the By-Laws, all shares of Common Stock purchased pursuant to the Stock Purchase Plan will be subject to the Company's right of first refusal in the event that the participant desires to sell such shares other than on the Internal Market.
See "Description of Capital Stock -- Restrictions on Common Stock."

         Participants may withdraw the money held in their stock purchase accounts at any time prior to the acquisition of shares of Common Stock therewith, although upon doing so the participant will not be eligible to participate in the Stock Purchase Plan until three months after such withdrawal. No interest will be paid on the money held in the stock purchase accounts of the participants.

Amendment and Termination

         The Board of Directors of the Company may suspend or amend the Stock Purchase Plan in any respect, except that no amendment may (i) increase the maximum number of shares authorized to be issued by the Company under the Plan,
(ii) increase the Company's contribution for each share purchased above 15% of the applicable purchase price for such share, (iii) cause the Stock Purchase Plan to fail to qualify under Section 423(b) of the Code or (iv) deny to participating employees the right at any time to withdraw from the Stock Purchase Plan and thereupon obtain all amounts then due to their credit in their Stock Purchase Accounts. The Stock Purchase Plan will terminate on December 31, 1999, unless extended by the Board of Directors.

Administration

         Administrative services for the Stock Purchase Plan, principally related to accounting and recordkeeping, are performed by a commercial service provider. The costs of these administrative services are borne by the Company.

Federal Income Tax Consequences

         In the Company's view, the following discussion includes a description of all material federal income tax considerations relating to the Stock Purchase Plan. The Company has not received an opinion of counsel with respect to this discussion.

         For federal income tax purposes, no taxable income will be recognized by a participant in the Stock Purchase Plan until the taxable year of sale or other disposition of the shares of Common Stock acquired under the ESPP. When the shares are disposed of by a participant more than two years after the date such shares were purchased for the participant's account by the ESPP, the participant must recognize ordinary income for the taxable year of disposition to the extent of the lesser of (i) excess of the fair market value of the shares on the purchase date over the amount of the purchase price paid by the participant (the "Discount") or (ii) the amount by which the fair market value of the shares at disposition or death exceeds the purchase price, with any gain in excess of such ordinary income amount being treated as a long term capital gain, assuming that the shares are a capital asset in the hands of the participant. In the event of a participant's death while owning shares acquired under the Stock Purchase Plan, ordinary income must be recognized in the year of death in the amount specified in the foregoing sentence. When the shares are disposed of prior to the expiration of the two-year holding period (a "disqualifying disposition"), the participant must recognize ordinary income in the amount of the Discount, even if the disposition is by gift or is at a loss.

         In the case discussed above (other than death), the amount of ordinary income recognized by a participant is added to the purchase price paid by the participant and this amount becomes the tax basis for determining the amount of the capital gain or loss for the disposition of the shares.

         The Company will not be entitled to a deduction at any time for the shares issued in satisfaction of the discount obligation, if a participant holding such shares continues to hold his or her shares or disposes of his or her shares after the required two-year holding period or dies while holding such shares. If, however, a participant disposes of such shares prior to the expiration of the two-year holding period, the Company is allowed a deduction to the extent of the amount of ordinary income includable in gross income by such participant for the taxable year as a result of the premature disposition of the shares.

         Participants should consult their own tax advisors with respect to all federal, state and local tax effects of participation in the Stock Purchase Plan. Moreover, the Company does not represent that the foregoing tax consequences will apply to any participant's specific circumstances or will continue to apply in the future and makes no undertaking to maintain the tax-qualified status of the Stock Purchase Plan.

                             1995 STOCK OPTION PLAN
General

         The 1995 Option Plan was approved by the Company's Board of Directors on February 10, 1995, and it became effective July 1, 1995. The 1995 Option Plan authorizes the granting of non-qualified stock options with respect to an aggregate of 1,250,000 shares of Common Stock, during the period July 1, 1995 through December 31, 1999. As of April 3, 1998, 21,200 such options have been exercised and 995,400 are outstanding. The Plan will terminate and all unexercised options will expire on December 31, 2007.

         The exercise price of options granted under the 1995 Option Plan is determined by the Compensation Committee and may not be less than 100% of the most recent Formula Price of the Common Stock on the date of grant. Upon the exercise of an option, the exercise price is fully payable, in whole or in part, in cash or in shares of Common Stock valued at the Formula Price on the date of exercise. Any withholding required as a result of the exercise of a non-qualified option may, at the discretion of the Compensation Committee, be satisfied by withholding in shares of Common Stock of the Company valued at the Formula Price on the date of exercise. All options granted pursuant to the 1995 Option Plan are non-transferable except by will or the laws of intestate succession.

         Options granted under the 1995 Option Plan may be exercised over a period specified in the stock option agreement, subject to vesting provisions described below. If an optionee's employment terminates as a result of death, permanent disability or retirement before reaching age 65, all options may be exercised, to the extent vested at the date of termination, during the six month period following termination, but in no event after their respective expiration dates. If an optionee retires at or after age 65, all options, to the extent vested at the date of retirement, may, for up to one additional year (but in no event later than their respective expiration dates), be exercised by the optionee or by his legal representative or permitted assignee. Upon termination of employment for any other reason, all options (whether or not vested) will terminate as of the date of such termination of employment, unless otherwise authorized by the Compensation Committee (but in no event shall the option be exercisable for a period extending beyond 90 days following such termination).

Eligibility and Participation

         The persons eligible to receive options under the 1995 Option Plan are key employees and directors designated by the Compensation Committee.

Vesting of Options

         The right to exercise options granted prior to March 5, 1998 under the 1995 Option Plan vest at the rate of 20% per year during the five-year period following the date of the grant. The right to exercise options granted on and after such date vest at the rate of 25% per year during the four-year period following the date of the grant. Options that are forfeited due to termination of employment or expiration shall be available for new grants under the Plan. All options granted prior to March 5, 1998 shall expire seven years after the date of grant unless earlier exercised; options granted on or after such date, if unexercised, shall expire ten years after the date of grant.

         In the event of a change of control involving the Company, all optionees will be guaranteed either the continuation of a comparable stock option plan with comparable rights (including identical rights with respect to options granted prior to such change of control), or the right within a reasonable period of time following such change of control, not to exceed one year, to exercise all granted options under the 1995 Option Plan, whether or not vested.

Amendment and Termination

         The 1995 Option Plan may be amended, suspended or terminated by the Board of Directors, except that no such amendment may, without the approval of the holders of outstanding shares of the Company having a majority of the general voting power, (i) increase the maximum number of shares for which options may be granted (other than by reason of changes in capitalization and similar adjustments), (ii) change the provisions of the 1995 Option Plan relating to the establishment of the exercise price (other than the provisions relating to the manner of determination of fair market value of the Company's capital stock to conform to any applicable requirements of the Code or regulations issued thereunder) or (iii) permit the granting of options to members of the Compensation Committee. No options will be granted under the 1995 Option Plan after December 31, 1999.

General Provisions

         All shares issued upon exercise of options granted under the 1995 Option Plan are subject to (i) the Company's right of first refusal in the event that the optionee desires to sell his or her shares other than on the Internal Market and (ii) the Company's right of repurchase upon termination of the optionee's employment or affiliation. See "Description of Capital Stock -- Restrictions on Common Stock."

         Grants of stock options may be contingent upon a requirement that such individuals purchase a specified number of shares of Common Stock on the Internal Market at the prevailing Formula Price. The Compensation Committee may also establish other terms relating to vesting and exercise, such as a target Formula Price.

         If the outstanding shares of Common Stock of the Company are changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification or similar transaction, or if the number of outstanding shares is changed through a stock split, stock dividend, stock consolidation or similar transaction, an appropriate adjustment (determined by the Board of Directors in its sole discretion) will be made in the number and kind of shares and the exercise price per share of options which are outstanding or which may be granted thereafter.

Administration

         The 1995 Option Plan is administered by the Compensation Committee of the Board of Directors. The current members of the Compensation Committee are H.
S. Winokur, Jr., R. E. Dougherty and P. G. Kaminski. The address of each such person is 2000 Edmund Halley Drive, Reston, Virginia 20191. The Compensation Committee is appointed annually by the Board of Directors, which may also fill vacancies or replace members of the Compensation Committee. Subject to the express provisions of the 1995 Option Plan, the Compensation Committee has the authority to (i) interpret the 1995 Option Plan, (ii) prescribe, amend and rescind rules and regulations relating to the 1995 Option Plan, (iii) determine the individuals to whom and the time or times at which options may be granted and the number of shares to be subject to each option granted under the 1995 Option Plan, (iv) determine the terms and conditions of the option agreements under the 1995 Option Plan (which need not be identical) and (v) make all other determinations necessary or advisable for the administration of the 1995 Option Plan. In addition, the Compensation Committee may, with the consent of the affected optionees and subject to the general limitations of the 1995 Option Plan, make any adjustment in the exercise price, the number of shares subject to or the term of, any outstanding option by cancellation of such option and a subsequent re-granting of such option, or by amendment or substitution of such option. Options which have been so amended, re-granted or substituted may have higher or lower exercise prices, cover a greater or lesser number of shares of capital stock, or have longer or shorter terms, than the prior options. The members of the Compensation Committee receive no compensation from the 1995 Option Plan for services rendered in connection therewith.

Federal Income Tax Consequences

         In the Company's view, the following discussion includes a description of all material federal income tax considerations relating to the 1995 Option Plan. The Company has not received an opinion of counsel with respect to this discussion.

         All options granted under the 1995 Option Plan are non-qualified options. Generally, the optionee will not be taxed upon the grant of a non-qualified option, but rather, at the time of exercise of such option, the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value at the time of exercise of the capital stock purchased over the exercise price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the optionee realizes ordinary income.

         If capital stock acquired upon the exercise of a non-qualified option is later sold or exchanged, then the difference between the sale price and the fair market value of such capital stock on the date which governs the determination of ordinary income is generally taxable (provided the stock is a capital asset in the holder's hands) as long-term or short-term capital gain or loss depending upon whether the holding period for such capital stock at the time of disposition is more or less than one year.

         If payment of the exercise price of a non-qualified option is made by surrendering previously owned shares of capital stock, the following rules apply:

         (a) No gain or loss will be recognized as a result of the surrender of shares in exchange for an equal number of shares subject to the non-qualified option;

         (b) The number of shares received equal to the shares surrendered will have a basis equal to the shares surrendered and a holding period that includes the holding period of the shares surrendered; and

         (c) Any additional shares received (i) will be taxed as ordinary income in an amount equal to the fair market value of the shares at the time of exercise, (ii) will have a basis equal to the amount included in taxable income by the optionee and (iii) will have a holding period that begins on the date of the exercise.

         Holders of options granted under the Option Plan should consult their own tax advisors for specific advice with respect to all federal, state or local tax effects before exercising any options and before disposing of any shares of capital stock acquired upon the exercise of an option. Moreover, the Company does not represent that the foregoing tax consequences apply to any particular option holder's specific circumstances or will continue to apply in the future.

                            EXECUTIVE INCENTIVE PLAN
General

         The Company's current Executive Incentive Plan (the "EIP") became effective in 1993. The EIP provides for the annual award of discretionary bonuses based on the achievement of specific financial and individual performance goals. The EIP was amended effective January 1, 1996, to provide for the payment of 20% of each award in the form of shares of Common Stock, based on the most recent Formula Price. 300,000 shares were reserved for possible issuance under the EIP for calendar years 1996 through 2000. The EIP is not subject to ERISA and is not intended to be qualified under Section 401(a) of the Code.

Eligibility and Participation

         The officers and key managerial employees of the Company designated by the Compensation Committee are eligible to participate in and receive bonuses under the EIP.

Awards

         Each year the Company establishes bonus pools representing the aggregate targeted bonuses negotiated in advance with EIP participants. Awards under the EIP are generally made based upon the achievement of certain individual and financial performance criteria. Awards under the EIP are made based on recommendations of the Chief Executive Officer to the Compensation Committee. Awards of bonuses under the EIP are generally distributed after the end of the fiscal year to which the bonus relates. After calculation of each individual award and deductions for payment of applicable taxes, 20% of the net award distribution is made in the form of shares of Common Stock, valued at the Formula Price. Pursuant to the By-Laws, all shares of Common Stock distributed under the EIP will be subject to the Company's right of first refusal in the event that the participant desires to sell such shares other than on the Internal Market. See "Description of Capital Stock -- Restrictions on Common Stock." Awards of bonuses, including potential shares of Common Stock, may also be subject to forfeiture, in whole or in part, in the event of the termination of the recipient's employment or affiliation with the Company prior to the date for payment of awards.

         Pursuant to the EIP, bonuses to the Chief Executive Officer must be approved by the Compensation Committee. Members of the Compensation Committee are ineligible to receive awards under the EIP. For services rendered during the fiscal year ended December 31, 1997, a total of 41 individuals received an aggregate of 9,610 shares of Common Stock as the stock portion of bonuses under the EIP.

Federal Income Tax Consequences

         In the Company's view, the following discussion includes a description of all material federal income tax considerations relating to the EIP. The Company has not received an opinion of counsel with respect to this discussion.

         Awards under the EIP of cash bonuses and shares of Common Stock that are not subject to forfeiture are taxable as ordinary income to the recipient in the year received.

         Recipients  of  awards  under  the EIP  should  consult  their  own tax advisors with respect to all federal, state and local tax effects of participation in the EIP. Moreover, the Company does not represent that the foregoing tax consequences will apply to any particular participant's specific circumstances.

Amendment and Termination

         The EIP may at any time be amended or terminated by the Board of Directors, except that no amendment or termination may, without a recipient's consent, affect any bonus award previously made to such recipient.

Administration

         The EIP is administered by the Compensation Committee of the Board of Directors.


                          DESCRIPTION OF CAPITAL STOCK

General

         The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $0.10 per share, of which, as of April 3, 1998, 10,103,948 shares are outstanding, and 123,711 shares of Class C Preferred, par value $0.10 per share, of which none are outstanding. As of April 3, 1998, there were approximately 590 holders of record of Common Stock.

         As of April 3, 1998, there were also outstanding 347,185 warrants to acquire an identical number of shares of Common Stock at an exercise price of $0.25 per warrant. Warrants were issued at the rate of 6.6767 warrants for each share of Common Stock acquired by certain management and other stockholders on March 11, 1988, prior to the LBO, and 942,563 warrants were issued to an affiliate of the lead bank financing the LBO. A total of 5,066,003 warrants were issued in 1988, of which 4,718,818 or 93% have been exercised or surrendered through April 3, 1998. Unexercised warrants will expire on September 9, 1998.

         The following is a summary of the material provisions of the Certificate of Incorporation and By-Laws of the Company regarding the Company's capital stock. The summary is not complete and is qualified in its entirety by reference to the Certificate of Incorporation and to the By-Laws, copies of which are incorporated by reference to the Registration Statement of which this Prospectus is a part.

Common Stock

         The holders of Common Stock are entitled to one vote per share held of record in elections for directors and on all other matters required or permitted to be approved by a vote of stockholders of the Company. Each share of Common Stock is equal in respect of rights and liquidation and rights to dividends and to distributions. Stockholders of the Company do not and will not have any preferred or preemptive rights to subscribe for, purchase or receive additional shares of any class of capital stock of the Company, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, for any securities convertible into or exchangeable for such shares, which may be issued, sold or offered for sale by the Company.

Restrictions on Common Stock

         The Board of Directors of the Company amended the By-Laws on May 10, 1995, to provide that, as to any share of Common Stock issued on or after May 11, 1995, such share may not be sold or transferred by the holder thereof to any third party, other than (1) by descent or distribution, (2) by bona fide gift or
(3) by bona fide sale after the holder thereof has first offered in writing to sell the share to the Company at the same price and under substantially the same terms as apply to the intended sale and the Company has failed or declined in writing to accept such terms within 14 days of receipt of such written offer or has refused to proceed to a closing on the transaction within a reasonable time after such acceptance; provided, however, that the sale to the third party following such failure, declination or refusal must be made on the same terms which were not previously accepted by the Company and within 60 days following such event, or the Company must again be offered such refusal rights prior to a sale of such share; provided further, however, that this right does not apply to
(A) any transactions made at the current Formula Price through the Internal Market; (B) any transactions made at any time while the Common Stock is listed for trading on a national securities exchange or on the over-the-counter market;
(C) sales to the ESOP or (D) shares which have been reissued to the holder in exchange for shares issued prior to May 11, 1995 to the extent such previously issued shares were not subject to any right of first refusal by the Company or its stockholders.

         Shares of Common Stock purchased on the Internal Market will be subject to contractual transfer restrictions having the same effect as those contained in the By-Laws. Prior to trading on the Internal Market, each buyer will be required to adhere to the Internal Market rules which impose such transfer restrictions on all shares purchased on the Internal Market. Shares of Common Stock issued prior to May 11, 1995 and not subsequently purchased on the Internal Market are not subject to such restrictions. See "Risk Factors -- Right of First Refusal."

Stockholders Agreement

         Substantially all of the members of senior management, Capricorn and other outside investors are parties to a Stockholders Agreement. The parties to the Stockholders Agreement, who control approximately 32% of the voting stock on a fully diluted basis, have agreed, among other things, to certain procedures for making nominations to and voting on the election of the Directors and selling shares on the Internal Stock Market or otherwise selling or transferring DynCorp securities. Effective January 23, 1997, Capricorn waived its prior right to nominate members to the Board of Directors, but not its obligation to vote in accordance with the terms of the Stockholders Agreement.

                            VALIDITY OF COMMON STOCK

         The validity of the Common Stock offered by this Prospectus will be passed upon for the Company by H. Montgomery Hougen, Vice President and Secretary and Deputy General Counsel of the Company. As of April 3, 1998, Mr. Hougen owned directly and indirectly 25,334 shares of Common Stock and options to purchase 5,000 shares of Common Stock. Mr. Hougen is the beneficial owner of an additional 4,085 shares through the Company's benefit plans.

                                     EXPERTS

         The consolidated financial statements and schedules of the Company as of and for the year ended December 31, 1997, incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                                                   PROSPECTUS


No  dealer,  salesperson  or any other  person has been
authorized  to give any information or to make any
representations  other than those  contained in this
Prospectus in connection with the offer contained herein,
and, if given or made, information or representations must 11,969,313 Shares not be relied upon as having been authorized by the
Company.  This  Prospectus  does not  constitute an offer of any  securities  other  than those to which it relates or an
offer to sell, or a solicitation  of an offer to buy, to any       DynCorp
person  in  any   jurisdiction   in  which   such  offer  or
solicitation is not authorized, or to any person to whom it is not lawful to make such an offer or solicitation.
Neither delivery of this Prospectus nor any sale made hereunder at any time implies that information contained herein is correct as of any time subsequent to the date hereof.


                                                            Common Stock
                                                      par value $0.10 per share


            TABLE OF CONTENTS


                                                                  Page
Available Information                                               3
Certain Information Incorporated by Reference                       4
The Company                                                         4
Risk Factors                                                        5
Securities Offered by this Prospectus                              10
Market Information                                                 14
Use of Proceeds                                                    17
Employee Benefit Plans                                             17
Description of Capital Stock                                       35
Validity of Common Stock                                           36
Experts                                                            36

                                                         ___________, 1998

                                      II-4
                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         Not applicable.

Item 15.  Indemnification of Directors and Officers.

         Section 102 of the General Corporation Law of the State of Delaware ("GCL") allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation, a copy of which is filed as an exhibit to this Registration Statement, contains a provision which eliminates directors' personal liability as set forth above.

         The Amended and Restated Certificate of Incorporation of the Registrant and the Bylaws of the Registrant provide in effect that the Registrant shall indemnify its directors, officers and employees to the extent permitted by
Section 145 of the GCL. Section 145 of the GCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

         Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Item 16.  Exhibits.

Exhibit Description
4.1 Indenture and supplement, dated April 18, 1997 between Dyn Funding Corporation (a wholly owned subsidiary of the Registrant)and Bankers Trust Company relating to Contract Receivable Collateralized Notes (incorporated by reference to Registrant's Post-Effective Amendment
        No. 1 on Form S-2 to Form S-1, File No. 33-59279)
4.2 Registration Rights Agreement, dated as of March 17, 1997, among the Registrant and BT Securities Corporation and Citicorp Securities, Inc. (incorporated by reference to Registrant's Form S-4, File No. 333-25355)
4.3 Indenture, dated March 17, 1997, between the Registrant and United States Trust Company of New York relating to the 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Registrant's Form S-4, File No. 333-25355)
4.4 Specimen Common Stock Certificate (incorporated by reference to Registrant's Form 10-K for 1988, File No. 1-3879) 4.5 Statement Respecting Warrants and Lapse of Certain Restrictions (incorporated by reference to Registrant's Form 10-K for 1988, File No. 1-3879)
4.6 Amendment (effective March 26, 1991) to Statement Respecting Warrants and Lapse of Certain Restrictions (incorporated by reference to Registrant's Form 10-K for 1990, File No. 1-3879)
4.7 Article Fourth of the Amended and Restated Certificate of Incorporation (incorporated by reference to Registrant's Form S-1, File No.33-59279)
4.8 By-Laws of the Registrant (incorporated by reference to Registrant's Form S-1, File No. 33-59279)
4.9 Second Amended and Restated Credit Agreement by and among Citicorp North America, Inc., certain Lenders and the Registrant dated May 15, 1997 (incorporated by reference to Registrant's Form S-4, File No. 333-25355)
4.10 Stockholders Agreement (incorporated by reference to Registrant's Form S-1, File No. 33-59279)
4.11 Employee Stock Ownership Plan (incorporated by reference to Registrant's Form S-1, File No. 33-59279)
4.12 Savings and Retirement Plan (incorporated by reference to Registrant's Form S-1, File No. 33-59279)
4.13 Equity Target Ownership Policy (incorporated by reference to Registrant's Form S-1, File No. 33-59279)
5       Opinion of H. Montgomery Hougen (previously filed)
10.1 Deferred Compensation Plan (incorporated by reference to Registrant's Form 10-K for 1987, File No. 1-3879)
10.2 Management Incentive Plan (incorporated by reference to Registrant's Form 10-K for 1997, File No. 1-3879)
10.3 DynCorp Executive Incentive Plan (incorporated by reference to Registrant's Form 10-K for 1997, File No. 1-3879)
10.4 Severance Agreement of David L. Reichardt (incorporated by reference to Exhibit (c)(7) to Schedule 14D-9 filed by Registrant January 25, 1988)
10.5    Amendment to Severance Agreement of David L. Reichardt (filed herewith)
10.6 Severance Agreement of Paul V. Lombardi (incorporated by reference to Registrant's Form 10-K for 1993, File No. 1-3879)
10.7    Amendment to Severance Agreement of Paul V. Lombardi (filed herewith)
10.8 Severance Agreement of Patrick C.FitzPatrick (incorporated by reference to Registrant's Form 10-K for 1996, File No. 1-3879)
10.9    Amendment to Severance Agreement of Patrick C. FitzPatrick (filed herewith)
10.10   Severance Agreement of Carl H. McNair, Jr. (filed herewith)
10.11   Severance Agreement of Marshall S. Mandell (filed herewith)
10.12   Severance Agreement of Robert B. Alleger (filed herewith)
10.13 Restricted Stock Plan (incorporated by reference to Registrant's Form 10-K/A for 1995, File No. 1-3879)
10.14 1995 Stock Option Plan (incorporated by reference Registrant's Form 10-K for 1997, File No. 1-3879)
11 Computations of Earnings Per Common Share for the Years Ended December 31, 1997, 1996 and 1995 (incorporated by reference to Registrant's Form 10-K for 1997, File No. 1-3879)
13 Registrant's 1997 Annual Report Form 10-K, filed with the Securities and Exchange Commission on March 31, 1998, File No. 1-3879
21 Subsidiaries of the Registrant (incorporated by reference to Registrant's Form 10-K for 1997, File No. 1-3879)
23      Consent of Arthur Andersen LLP (filed herewith)
24      Powers of Attorney (previously filed)
        Internal Market Rules (filed herewith)

Item 17. Undertakings

         The undersigned Registrant hereby undertakes:

         1. The file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

            (a) To include any prospectus required by Section 10(a)(3) f the Securities Act.

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in conjunction with the securities being registered, the Registrant will, unless in the opinion of its counsel of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this post-effective amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on May 13, 1998.
                                     DynCorp

                                     By:   /s/ P. V. Lombardi

                                     P. V. Lombardi
                                     President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature to this post-effective amendment to Registration Statement appears below hereby appoints Paul V. Lombardi, David L. Reichardt and H. Montgomery Hougen, and each of them, any one of whom may act without the joiner of the others, as his or her attorney in fact with full power of substitution and resubstitution to sign on his or her behalf individually and in the capacity stated below, and to sign and file all amendments and post-effective amendments to this post-effective amendment to its Registration Statement and any and all other documents that may be required in connection with the filing of this post-effective amendment to Registration Statement, which amendments may make such changes and additions to this post-effective amendment to Registration Statement as such attorney in fact may deem necessary or appropriate.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to its Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

      Signature                   Title                                Date

   /s/ P. V. Lombardi       President and Director (Principal    May 13, 1998
                            Executive Officer)
       P. V. Lombardi

    *  P. C. FitzPatrick    Senior Vice President --             May 13, 1998
                            Chief Financial Officer
                            (Principal Financial Officer)

 *  D. L. Reichardt         Senior Vice President --             May 13, 1998
                            General Counsel and Director

 *  J. J. Fitzgerald        Vice President and Controller        May 13, 1998
                            (Principal Accounting Officer)

 *  D. R. Bannister         Director                             May 13, 1998

 *  T. E. Blanchard         Director                             May 13, 1998

 *  P. G. Kaminski          Director                             May 13, 1998

 *  D. C. Mecum II          Director                             May 13, 1998

 *  R. E. Dougherty         Director                             May 13, 1998

 *  H. S. Winokur           Director                             May 13, 1998

* By:    /s/ H. M. Hougen
         H. M. Hougen
         Attorney-in-Fact